SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

UST INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

100 West Putnam Avenue

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 27, 2003

To the Stockholders of UST:

      The 2003 Annual Meeting of Stockholders of UST Inc. (the “Company”) will be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 6th day of May 2003, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

(1)	to elect three directors for terms of three years each;

(2)	to consider and act upon a proposal to approve the amended and restated UST Inc. Incentive Compensation Plan;

(3)	to consider and act upon a proposal to approve the amended and restated UST Inc. 2001 Stock Option Plan to be renamed the Amended and Restated Stock Incentive Plan, if approved by stockholders;

(4)	to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2003;

(5)	to consider and act upon two stockholder proposals, if presented by their proponents; and

(6)	to consider and act upon such other business as may properly come before the meeting.

      Stockholders of record at the close of business on March 6, 2003 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 27, 2003.

      You are urged to vote your proxy promptly whether or not you plan to attend the meeting in person. Please sign and date the enclosed Proxy and return it promptly in the enclosed postage paid envelope or you may also vote your shares either via telephone or the Internet. Please read the instructions printed on the top portion of your Proxy card. The Company’s transfer agent, which is tabulating votes cast for the meeting, will count the last vote received from a stockholder, whether by telephone, proxy or ballot or electronically through the Internet. Please note all votes cast via telephone or the Internet must be cast prior to 5:00 p.m., Eastern Daylight Saving Time, on Monday, May 5, 2003.

DEBRA A. BAKER,
Senior Vice President and Secretary

100 West Putnam Avenue

Greenwich, Connecticut 06830

PROXY STATEMENT

Solicitation of Proxy

      The enclosed proxy is solicited by the Board of Directors (the “Board”) of UST Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held May 6, 2003, including any adjournment thereof (the “Annual Meeting”). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to either sign, date and return the enclosed proxy or vote your shares via telephone or the Internet. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

      Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date. The Company’s transfer agent, which is tabulating votes cast at the Annual Meeting, will count the last vote received from each stockholder, whether by telephone, proxy or ballot or electronically through the Internet.

      As of March 6, 2003, the record date for the Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 167,743,115 shares of common stock (“Common Stock”) (each entitled to one vote).

      Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast 83,871,558 votes is required for a quorum.

Attendance and Procedures at Annual Meeting

      Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Common Stock entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote of an absent stockholder (one proxy holder per absent stockholder) and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. If you wish to attend the Annual Meeting but your shares are held in the name of a broker, bank or other nominee, you should bring with you a proxy or letter from the broker, bank or nominee as evidence of your beneficial ownership of the shares. Management requires all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

Action to be Taken at Meeting

      1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

      2. A resolution will be offered to approve the amended and restated UST Inc. Incentive Compensation Plan (“ICP”).

      3. A resolution will be offered to approve the amended and restated UST Inc. 2001 Stock Option Plan, to be renamed the Amended and Restated Stock Incentive Plan.

      4. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2003.

      5. The Company has been advised that two resolutions will be offered by stockholders.

      Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolutions regarding the ICP, the stock option plan, and the auditors, and AGAINST the stockholder resolutions, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

Proposal No. 1

Election of Directors

      The Certificate of Incorporation provides for the election of one-third (as nearly as possible) of the Board annually.

      The Board, upon recommendation of the Nominating & Corporate Governance Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in the year 2006. The Board currently consists of nine members.

      Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees who receive the largest number of votes cast “For” are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular nominee as a result of a direction to withhold or a broker non-vote will not affect the outcome of the vote.

The Nominees

      Set forth in the following Table I is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 2003.

TABLE I

Name of Nominee*
or Director	Business History

John P. Clancey Age 57 Shares beneficially owned: Outstanding shares — 7,290 Shares subject to options — 17,500 Present term expires 2005 Director since 1997	Mr. Clancey has served as Chairman of Maersk Sealand since December 1999. He served as President and Chief Executive Officer of Sea-Land Service, Inc., from July 1991 to December 1999. He also serves as a director of Foster Wheeler Ltd.
*Edward H. DeHority, Jr. Age 72 Shares beneficially owned: Outstanding shares — 7,396 Shares subject to options — 22,000 Nominated for term to expire 2006 Present term expires 2003 Director since 1990	Mr. DeHority is a retired certified public accountant and attorney. He was employed by Ernst & Young LLP from 1958 to 1988.

Name of Nominee*
or Director	Business History

*Patricia Diaz Dennis Age 56 Shares beneficially owned: Outstanding shares — 870 Shares subject to options — 1,500 Nominated for term to expire 2006 Present term expires 2003 Director since 2001	Ms. Diaz Dennis has served as Senior Vice President, General Counsel and Secretary of SBC West since May 2002. She served as Senior Vice President — Regulatory and Public Affairs of SBC Communications Inc. (“SBC”) since November 1998 to May 2002 and as Senior Vice President and Assistant General Counsel of SBC from September 1990 to November 1998. She also serves as a director of Entravision Communications Corporation.

Elaine J. Eisenman, Ph.D. Age 54 Shares beneficially owned: Outstanding shares — 3,860 Shares subject to options — 19,000 Present term expires 2005 Director since 1996	Dr. Eisenman has served as Chairman of Management & Capital Partners, a firm specializing in management consulting, retained executive search and venture capital investments, since April 2001. She served as Executive Vice President and Chief Administrative Officer of Enhance Financial Services Group, Inc. from December 1999 through February 2001. She served as Executive Vice President — Human Resources and Administration from January 1998 to December 1999.
Edward T. Fogarty Age 66 Shares beneficially owned: Outstanding shares — 8,613 Shares subject to options — 16,000 Present term expires 2004 Director since 1997	Mr. Fogarty served as Chairman of the Board, Chief Executive Officer and President of Tambrands Inc. from October 1996 to July 1997 and as President and Chief Executive Officer of Tambrands Inc. from May 1994 to October 1996. He also serves as a director of Avon Products, Inc. and Goodyear Tire & Rubber Company.

Name of Nominee*
or Director	Business History

Vincent A. Gierer, Jr. Age 55 Shares beneficially owned: Outstanding shares — 659,314 Shares subject to options — 849,900 Present term expires 2005 Director since 1986	Mr. Gierer has served as Chairman of the Board and Chief Executive Officer since December 1, 1993 and has served as President since September 27, 1990. He has been employed by the Company since 1978.

Joseph E. Heid Age 56 Shares beneficially owned: Outstanding shares — 1,000 Shares subject to options — 0 Present term expires 2004 Director since February 20, 2003	Mr. Heid served as Chairman, President and Chief Executive Officer of Esprit de Corp from December 1999 to July 2002. From November 1997 to November 1999, he served as President of Revlon International. He previously served as Senior Vice President of Sara Lee Corporation. He is a Certified Public Accountant. He also serves as a director of Maidenform, Inc.

*Peter J. Neff Age 64 Shares beneficially owned: Outstanding shares — 5,762 Shares subject to options — 17,500 Nominated for term to expire 2006 Present term expires 2003 Director since 1997	Mr. Neff has served as an international business management consultant since January 1998. He was formerly President and Chief Executive Officer of Rhône- Poulenc, Inc., the North American subsidiary of Rhône-Poulenc, S.A. He also serves as a director of Envirogen, Inc.

Lowell P. Weicker, Jr. Age 71 Shares beneficially owned: Outstanding shares — 16,769 Shares subject to options — 9,000 Present term expires 2004 Director since 1995	Mr. Weicker served as Governor of Connecticut from 1991 to 1995. He served as a U.S. Senator from 1970 to 1988. He also serves as a director of Compuware, HPSC, Inc., Phoenix Home Life Mutual Funds and World Wrestling Entertainment.

      Mr. DeHority, Ms. Diaz Dennis and Mr. Neff are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominee named above.

      As of January 31, 2003, all directors and executive officers as a group beneficially owned 892,835 shares and had exercisable options to acquire 1,964,500 shares, which together represented in the aggregate approximately 1.7% of the outstanding Common Stock including options held by all such persons. No executive officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

      The Board held seven meetings during 2002.

Compensation of Directors

      The monthly retainer for all nonemployee directors for their services as directors, including committee assignments is $5,000. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board or its committees. Employee directors receive no additional compensation for their services as directors.

      The Company maintains the UST Nonemployee Directors’ Restricted Stock Award Plan (the “Restricted Stock Plan”). The Restricted Stock Plan provides for the automatic award to each nonemployee director of 50 shares of restricted stock for each meeting of the Board attended and 40 shares of restricted stock for each Board committee meeting attended. The shares of restricted stock vest on the third anniversary date of the award. Once awarded, dividends on restricted shares are paid to the nonemployee director and all shares may be voted; however, ownership may not be transferred until service on the Board terminates. Unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for re-election, but vesting will be accelerated in the event of change in control, death, disability or age-related forced retirement from service pursuant to the Board’s retirement policy.

      The Company also maintains the UST Nonemployee Directors’ Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan, which was approved by stockholders at the 1995 Annual Meeting, provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. The Stock Option Plan, as amended effective June 30, 2000, also provides for the issuance of additional options, in the discretion of the Compensation Committee. All options will be granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant’s cessation of membership on the Board.

      The Company also maintains the UST Nonemployee Directors’ Retirement Plan (the “Directors’ Plan”), a nonqualified, nonfunded plan that applies to nonemployee members of the Board (who are not former employees), whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors’ Plan, an eligible director will receive one-twelfth of 75% of his or her highest annual compensation (including the value of all restricted stock awards) each month, beginning at age 65 (or such later date upon which occurs his or her termination of service) and continuing over a period equal to his or her period of service, provided, however such period will not exceed 120 months. In addition, the Directors’ Plan also provides for a lump sum payment to a deceased director’s spouse in the event of a director’s death either prior to or subsequent to a director’s retirement.

      In addition, the Company maintains the UST Directors’ Supplemental Medical Plan (the “Directors’ Medical Plan”), a self-insured medical reimbursement plan that applies to nonemployee members of the Board who are not former employees. The Directors’ Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically-related expenses above the participant’s basic medical plan coverage. Coverage continues upon a participant’s retirement from the Board for a period equal to the participant’s period of service on the Board.

      The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services. After retirement from the Board, this benefit continues in the amount of $6,500 annually for a period equal to the retired director’s period of service on the Board. In addition, nonemployee directors are covered under the Company’s group life insurance, accidental death and dismemberment and business travel accident policies.

Committees of the Board

      The Company has an Audit Committee, a Compensation Committee, a Nominating & Corporate Governance Committee and a Strategic Review Committee.

      The Audit Committee, which is currently comprised of the following five directors: Edward H. DeHority, Jr. — Chairman, Patricia Diaz Dennis, Joseph E. Heid, Peter J. Neff and Lowell P. Weicker, Jr., met seven times during 2002. Each of the members of the Audit Committee qualifies as independent in accordance with the rules of the New York Stock Exchange. As specified in its charter, a copy of which was attached to the Company’s proxy statement for its 2001 annual meeting, the Audit Committee reviews, acts upon and reports to the Board with respect to accounting, reporting, financial practices and controls of the Company. Its responsibilities include oversight of the Company’s financial reporting process and reviewing the adequacy of the Company’s systems of internal controls. The Audit Committee annually reviews the qualifications and independence of the Company’s independent auditors, the scope and fees of their audit and also reviews and approves their non-audit services and related fees. With respect to non-audit services provided by the independent auditors, the Audit Committee specifically considers whether such services are compatible with their independence. Upon completion of its review, the Audit Committee makes its recommendation to the Board for the selection of the independent auditors. The Audit Committee is also responsible for reviewing procedures employed by management to monitor compliance with the Company’s Code of Corporate Responsibility. The Audit Committee’s Report appears on page 8 of this proxy statement.

      The Compensation Committee, which met four times in 2002, is comprised of the following independent, nonemployee directors: Elaine J. Eisenman — Chairman, John P. Clancey, Patricia Diaz Dennis and Edward H. DeHority, Jr. The Compensation Committee’s responsibilities include (i) reviewing and approving, as appropriate, the broad compensation program of the Company as applied to its officers, including all executive officers, and the various components of total compensation of the executive officers and (ii) administering the Company’s stock option plans and considering and approving stock option grants thereunder. The Compensation Committee Report on Executive Compensation appears on pages 9 to 12 of this proxy statement.

      The Nominating & Corporate Governance Committee, which met five times during 2002, is comprised of the following independent, nonemployee directors: John P. Clancey — Chairman, Elaine J. Eisenman, Edward T. Fogarty and Peter J. Neff. The Nominating & Corporate Governance Committee’s responsibilities encompass corporate governance and nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees. The Nominating & Corporate Governance Committee also considers recommendations from stockholders for Board candidates. Any recommendations should be submitted in writing to the Secretary at the Company’s office.

      The Strategic Review Committee, which is comprised of the following five directors: Vincent A. Gierer, Jr. — Chairman, Edward T. Fogarty, Joseph E. Heid, Peter J. Neff and Lowell P. Weicker, Jr., met three times in 2002. The Strategic Review Committee has oversight responsibility for significant financial matters of the Company, financial terms of any proposed significant acquisitions or divestitures, investment results of employee trust funds, dividend policy and other capital transactions including the share repurchase policy and the Company’s strategic plans.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles.

      In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s 2002 Annual Report with management which included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and it has considered the compatibility of nonaudit services performed by the auditors with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission (the “SEC”). The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

February 19, 2003

Audit Committee

Edward H. DeHority, Jr., Chairman

Patricia Diaz Dennis

Peter J. Neff

Lowell P. Weicker, Jr.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

      The Compensation Committee (the “Committee”) believes that the Company’s executive compensation programs, which are designed to provide appropriate incentives and rewards to its executive officers for outstanding performance, have been and will continue to be essential to the Company’s ability to attract, retain and motivate the most highly qualified executives, recognizing the challenges and uniqueness of the tobacco industry. The Committee also believes that meaningful participation in the Company’s success is the most effective means of compensating its executive officers. Accordingly, it has been the Committee’s long-standing policy to link pay and performance by placing a major portion of total compensation at risk and subject to the Company’s financial performance.

      The Committee’s objective for the Company’s executive compensation programs is that total compensation for the Company’s officers should fall at approximately the 75th percentile of a Comparator Group, which is composed of a cross section of other high-performing companies, but only if warranted by Company performance. Return on equity and earnings per share (“EPS”) growth are the two principal measures of Company performance established by the Committee. The 75th percentile for total compensation is the only established target level. The Committee continues to believe that its objective is reflective of the Company’s efforts in attracting and retaining talented executives who can direct growth in the challenging and unique environment in which the Company operates.

Specific Components of Compensation Program

      Base Salary. Base salary for the executive officers is the component of the Company’s compensation program that is least related to Company performance and therefore is intended to be the smallest portion of total compensation. Historically, base salaries of the executive officers as a group have constituted approximately 30% of their cash compensation and approximately 27% of their total compensation. However, for 2002, base salaries of the executive officers as a group constituted 46% of their cash compensation and 39% of their total compensation. This was the result of their non-receipt of ICP awards for 2002 (see “ICP” discussion below). Base salaries of executive officers have generally been reviewed by the Committee every three years and are based upon fixed percentages of the Chief Executive Officer’s (“CEO”) salary depending on the level of officer.

      Incentive Compensation Plan (“ICP”). Annual bonuses are awarded under the ICP, which is directly linked to Company performance through earnings. The ICP formula, which was last approved by stockholders in 1980, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders’ equity and cash dividends have been declared and paid in the year. Up to 50% of the ICP fund may be allocated by the ICP Committee among the Company’s officers, including all executive officers (“Fund A”). ICP awards to each of the executive officers must be approved by the Committee, which decides whether to accept or alter the ICP Committee’s recommendations. The ICP provides that the CEO will not be permitted to receive more than 15% of Fund A and no other executive officer will be permitted to receive more than 12% of Fund A. In addition, the sum of these percentages cannot exceed 100%. These percentages govern the maximum amounts that may be allocated to each executive officer and are not subject to increase without stockholder approval. The Committee has, however, the authority to determine that an award to an executive officer will be less than the indicated maximum percentage based on performance for such executive officer.

      For 2002, no ICP fund was generated as a result of the $1.3 billion judgment against the Company in its antitrust litigation which negatively impacted the Company’s earnings. The Company reported a net loss for 2002 of $271.5 million. Accordingly, no ICP awards were made for the 2002 plan year.

      However, in anticipation of the litigation loss and the resulting elimination of an ICP fund, the Board, upon the Committee’s recommendation, authorized the establishment of a contingent merit bonus fund based on the Company’s 2002 operating results in order to reward key employees (approximately 1,900 employees including all executive officers) for their performance in 2002. The Board considered, among other things, the fact that the Company’s operations performed well and that overall performance was good. But for the litigation loss, the Company’s 2002 net earnings would have increased 1.5% over 2001 and the 2002 ICP Fund would have increased by 1% over the 2001 ICP Fund. Both net earnings and net sales for 2002 would have been record results for the Company.

      The merit bonus fund was established under the parameters that are comparable to those that apply under the terms of the ICP, provided, however, that the principal officers of the Company (Group A Participants, as defined in the ICP) would be eligible to receive no more than 70% of the amount that such officers would have received under the ICP and provided further, however, that the employees of the Company other than the principal officers (Group B Participants, as defined in the ICP) would be eligible to receive no more than 85% of the amount that such employees would have received under the ICP, in each case assuming that the litigation loss was excluded for purposes of calculating the operating results of the Company in 2002. Of the total merit bonus fund which represented 3.94% of the Company’s 2002 earnings before taxes, the litigation loss and provision for the merit bonus fund, 38.8% was allocated to Group A and 61.2% was allocated to Group B. In its consideration of the specific awards to each executive officer, target bonuses were set and then adjusted based on a subjective evaluation of each executive officer and their respective performance during the year. The adjusted target bonuses were then reduced between 30% and 70% in order to reflect the litigation loss, depending on specific circumstances relating to each executive officer. Mr. Gierer was Chairman and CEO at the time of the judgment; Messrs. D’Alessandro, Kohlberger and Verheij were part of the management team at the time of the judgment; Mr. Kessler had just joined the Company at the time of the judgment; and Mr. Baseler’s responsibilities are unrelated to the smokeless tobacco operations. As a group, the Committee believes that executive officer bonuses should be most affected due to the overall loss.

      The aggregate merit bonus awards made to the executive officers constituted approximately 54% of their aggregate 2002 cash compensation, a decrease of 16% from the previous year and approximately 45% of their aggregate 2002 total compensation, a decrease of 13% from the previous year.

      Stock Options. The long-term incentive component of executive compensation is equity-based and consists of the grant of stock options to the executive officers (as well as many other employees of the Company) under the Company’s stock option plan. Stock options are granted with an exercise price equal to the fair market value of shares of the Company’s stock on the date of grant. The optionee will realize value from an award only if the market price of the Company’s stock appreciates. Long-term equity-based compensation serves the Committee’s overall compensation policy as follows: it is variable (not fixed); its value is performance-related, based upon the market price of the Company’s stock; and it is designed to provide an additional incentive to executives to take into account the Company’s long-term goals and plans. In addition to providing incentive compensation, stock options are a means to encourage equity ownership.

      Individual grants to the Named Executive Officers for 2002 are set forth in Table III (Option Grants in Last Fiscal Year) included in this Proxy Statement. The Committee’s practice in the grant of stock options to officers is generally based upon a subjective evaluation of performance and not subject to a specific formula. In determining the size of option grants to executive officers, the Committee generally considers the following factors, without assigning any particular weight to any factor: (i) the position and performance of the executive, (ii) the grant date present value (using the modified Black-Scholes option pricing model) of the award compared with the value of awards to executives in the Comparator Group, (iii) attaining the Committee’s targeted goal for total compensation and (iv) the importance of long-term compensation, as discussed above. In its consideration of the size of option grants, the Committee also takes into account the number of shares available under the Company’s stock option plan which remain to be granted. It does not consider the size, in the aggregate, of all previous option grants made to an executive officer.

      Only a special stock option grant was made in 2002 to certain key employees, including the Company’s executive officers. The total grant consisted of 740,000 shares which were the remaining shares available under the Company’s 1992 Stock Option Plan which expired with respect to the grant of options on May 4, 2002. Executive officers received 35% of the total option shares granted. Since fewer options in the aggregate were granted in 2002, the executive officers as a group received 32% fewer options than what they had received in the prior year. As a result, aggregate long-term incentive compensation to the executive officers decreased 35% from the prior year and constituted 16% of their 2002 total compensation.

      As a result of lower bonuses and the receipt of fewer stock options, aggregate total compensation for executive officers for 2002 decreased 30% from the prior year. The total compensation earned by each executive officer in 2002 generally falls below the 75th percentile of the Comparator Group.

2002 Compensation of Chief Executive Officer

      The CEO’s performance is reviewed annually by the Committee and each component of his compensation (base salary, bonus and stock options) is determined by the Committee, consistent with its compensation policy as previously discussed. The Committee’s evaluation of the CEO’s performance is based upon such quantitative factors as the achievement of the Company’s targeted financial objectives (net earnings and EPS) as well as such qualitative factors as the implementation and achievement of strategic initiatives designed to further the Company’s earnings growth and profitability and enhance stockholder returns. The Committee makes a subjective determination in considering these factors rather than assigning any factor a specific weight.

      As noted in Table II, Mr. Gierer’s base salary was last increased in 2001. His total cash compensation in 2002 decreased 42% from the prior year due to his lower bonus.

      The Committee determined the level of Mr. Gierer’s long-term incentives in 2002 by taking into consideration the factors described above under “Stock Options.” However, due to the limited number of shares remaining available for the grant of options under the Company’s 1992 Stock Option Plan, Mr. Gierer’s 2002 long-term incentive compensation significantly decreased from the prior year. As a result, Mr. Gierer’s 2002 total compensation decreased 41% from the prior year. Mr. Gierer’s total compensation continues to fall significantly below the 75th percentile of total compensation paid to chief executive officers in the Comparator Group.

Executive Stock Ownership Guidelines

      The Committee has established guidelines for officers’ stock ownership. Under those guidelines, officers are encouraged and expected to obtain and hold company stock (excluding stock acquired through the Employees’ Savings Plan) in an effort to align their interests with those of the Company’s stockholders as well as to demonstrate their long-term commitment to the future growth of the Company. The guidelines provide that the CEO is expected to own, at a minimum, that number of shares whose market value represents the sum of five (5) times his base salary and 30% of the difference between the aggregate exercise price and the aggregate market value of his exercisable stock options. For all other officers, this same formula is applied but is based upon three (3) times, two (2) times or one (1) times base salary, depending on position. Officer stock ownership may be monitored by the Committee and such ownership may be taken into account in the granting of stock option awards.

Limit on the Deductibility of Certain Executive Compensation

      The current federal tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the CEO and the Company’s four most highly compensated other executive officers (the “Covered Employees”). Specified compensation is excluded for this purpose, including performance-based compensation that satisfies the conditions of Section 162(m) of the Internal Revenue Code. The Committee has determined to ensure to the maximum extent practicable, the deductibility of all compensation payments made to the Company’s executive officers. In furtherance of this policy, the Committee has proposed that stockholders approve the amended and restated UST Inc. Incentive Compensation Plan (Proposal No. 2, page 19) which is intended to satisfy the conditions necessary for performance-based compensation in order to ensure the Company’s tax deduction of the compensation awarded to Covered Employees under the ICP.

February 19, 2003

COMPENSATION COMMITTEE
Elaine J. Eisenman, Chairman
John P. Clancey
Patricia Diaz Dennis
Edward H. DeHority, Jr.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

FOR THE YEAR ENDED DECEMBER 31, 2002

Among UST Inc., S&P Tobacco Index & S&P 500 Index

	1997	1998	1999	2000	2001	2002

UST Inc.	$100.00	$99.59	$76.15	$92.60	$122.44	$123.69
S&P Tobacco	100.00	121.30	58.62	114.15	125.72	117.17
S&P 500	100.00	128.58	155.64	141.46	124.65	97.10

*	Assumes $100 invested on 12/31/97 and held through 12/31/02. Total return assumes reinvestment of dividends.

COMPENSATION OF EXECUTIVE OFFICERS

      The tables and descriptive information which follow are intended to comply with the SEC regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company’s Chief Executive Officer (“CEO”) and its four other most highly compensated executive officers as of December 31, 2002 (collectively, the “Named Executive Officers”).

TABLE II

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Awards

					Securities
Name and					Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)		Options(#)	Compensation($)(1)

Vincent A. Gierer, Jr.	2002	900,000	850,000		78,500	12,000
Chairman of the Board,	2001	900,000	2,100,000		120,000	15,300
President	2000	750,000	1,885,000		80,000	10,200

Richard H. Verheij	2002	574,519	675,000		55,000	12,000
Executive Vice President	2001	450,000	1,222,000		70,000	15,300
and General Counsel	2000	450,000	940,000		100,000	10,200

Robert T. D’Alessandro	2002	424,519	540,000		33,000	12,000
Senior Vice President and	2001	300,000	868,000		50,000	15,300
Chief Financial Officer	2000	300,000	780,000		80,000	10,800

Theodor P. Baseler	2002	360,000	350,000		10,000	12,000
President — International	2001	360,000	435,000		30,000	15,300
Wine & Spirits Ltd.	2000	260,000	363,000		50,000	11,400

Murray S. Kessler	2002	500,000	834,000		55,000	12,000
President —	2001	500,000	1,265,000		70,000	15,300
U.S. Smokeless Tobacco	2000	372,692	976,000	(2)	100,000	-0-
Company

(1)	Amounts represent Company matching contributions to the Employees’ Savings Plan.

(2)	Amount includes a hiring bonus of $100,000 paid in 2000.

      All options to purchase Common Stock of the Company granted to the Named Executive Officers for 2002 in the table below have been granted under the Company’s 1992 Stock Option Plan, as amended from time to time (the “1992 Plan”). The 1992 Plan expired by its terms in May 2002 with respect to the grant of options.

TABLE III

Option Grants in Last Fiscal Year

					Grant Date
	Individual Grants				Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal Year	$/Share	Date	Value($)(2)

Vincent A. Gierer, Jr.	78,500	10.6	40.94	05/01/12	384,650
Richard H. Verheij	55,000	7.4	40.94	05/01/12	269,500
Robert T. D’Alessandro	33,000	4.5	40.94	05/01/12	161,700
Theodor P. Baseler	10,000	1.4	40.94	05/01/12	49,000
Murray S. Kessler	55,000	7.4	40.94	05/01/12	269,500

(1)	Options granted in 2002 expire in ten years and generally become exercisable ratably over a four year period following the date of grant, subject to acceleration of exercisability upon a change in control of the Company.

(2)	Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions: exercise price equal to the fair market value of the underlying stock on the date of grant, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected life of the option, volatility calculated using weekly stock prices for a one year period prior to grant date, estimated period in which option will be exercised of 7.5 years and expected dividend yield of 5.0%. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

      The following table contains information about the options to purchase Common Stock that were exercised in 2002 by the Named Executive Officers and the aggregate value of these officers’ unexercised options at the end of 2002.

TABLE IV

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year-End(#)		at Fiscal Year-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent A. Gierer, Jr.	80,000	276,600	664,600	185,300	2,423,478	582,649
Richard H. Verheij	—	—	588,900	135,100	2,390,075	666,246
Robert T. D’Alessandro	17,000	170,680	282,800	93,200	1,531,763	529,991
Theodor P. Baseler	—	—	137,700	46,800	925,974	331,174
Murray S. Kessler	—	—	56,600	135,100	637,967	666,246

TABLE V

Pension Table

	Years of Service

Remuneration	5	10	15	20	25	30	35

$200,000	$20,755	$41,510	$62,265	$83,020	$103,775	$124,530	$145,285
300,000	$31,755	$63,510	$95,265	$127,020	$158,775	$190,530	$222,285
400,000	$42,755	$85,510	$128,265	$171,020	$213,775	$256,530	$299,285
500,000	$53,755	$107,510	$161,265	$215,020	$268,775	$322,530	$376,285
600,000	$64,755	$129,510	$194,265	$259,020	$323,775	$388,530	$453,285
700,000	$75,755	$151,510	$227,265	$303,020	$378,775	$454,530	$530,285
800,000	$86,755	$173,510	$260,265	$347,020	$433,775	$520,530	$607,285
900,000	$97,755	$195,510	$293,265	$391,020	$488,775	$586,530	$684,285
1,000,000	$108,755	$217,510	$326,265	$435,020	$543,775	$652,530	$761,285
1,100,000	$119,755	$239,510	$359,265	$479,020	$598,775	$718,530	$838,285
1,200,000	$130,755	$261,510	$392,265	$523,020	$653,775	$784,530	$915,285
1,300,000	$141,755	$283,510	$425,265	$567,020	$708,775	$850,530	$992,285
1,400,000	$152,755	$305,510	$458,265	$611,020	$763,775	$916,530	$1,069,285

      The above Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Named Executive Officers under the Company’s defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the “Retirement Plans”). Compensation for purposes of the Retirement Plans means the highest three-year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten-year period immediately preceding retirement. Table II shows salary paid in 2000-2002 and bonus for the 2000-2002 years actually paid in 2001-2003. For 2002, the three-year average compensation covered by the Retirement Plans for each of the Named Executive Officers was as follows: Mr. Gierer, $1,349,167; Mr. Verheij, $755,167; Mr. D’Alessandro, $534,833; Mr. Baseler, $409,833; and Mr. Kessler, $636,750. As of December 31, 2002, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 25 years; Mr. Verheij, 16 years; Mr. D’Alessandro, 22 years; Mr. Baseler, 18 years; and Mr. Kessler, 3 years. Pension Table calculations assume retirement on December 31, 2002 and take into account offsets for social security benefits.

      The Named Executive Officers also participate in a supplemental retirement plan (the “Supplemental Plan”). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive’s highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve-month periods within the 36 months immediately preceding retirement (for retirement generally at age 55), increasing in constant whole-percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 2002) under the Supplemental Plan for each of the Named Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $73,584; Mr. Verheij, $178,648; Mr. D’Alessandro, $68,180; Mr. Baseler, $123,913 and Mr. Kessler, $366,900.

Employment Contracts and Termination of Employment and Change in Control Arrangements

      The Company is party to employment agreements with Messrs. Gierer (with an initial term of 4 years) and Verheij (with an initial term of 3 years) which set forth the terms and conditions of such officers’ employment and termination of employment with the Company. The stated initial terms of the agreements are generally automatically extended, subject to expiration at age 65. The employment agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or “cause” (as defined in the agreements) or if the officer terminates his employment for “good reason,” including termination following a “change in control of the Company” (as such terms are defined in the agreements). The severance benefits that would be payable to Mr. Gierer consist principally of the continuation over the remaining term of the officer’s employment agreement or, if greater, three years, of an annual amount equal to the sum of his base salary and the highest ICP payment made to Mr. Gierer in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The severance benefits that would be payable to Mr. Verheij consist principally of payments equal to the sum of his base salary and the highest ICP payment made to Mr. Verheij in any of the three years preceding termination, multiplied by three, to be paid in installments over a two-year period. In the event of a termination of employment based on a change in control, such payments would be made in a lump sum. In addition, the Company would maintain certain employee benefit plans in effect for the officers’ continued benefit or provide substantially equivalent benefits for three years following the termination of the officers’ employment under circumstances entitling the officer to severance under the agreements. Under the terms of Mr. Verheij’s agreement, the Company may reduce the welfare benefits provided to the extent that comparable benefits are provided by a new employer. In the event that any payments made pursuant to the employment agreements in connection with a change in control are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company would increase each officers’ severance payment as necessary to restore the officer to the same after-tax position he would have had if such excise tax had not been imposed.

      The employment agreements for Messrs. Gierer and Verheij provide that the officer shall, if serving as a director, resign as such upon termination of employment for any reason. Messrs. Gierer and Verheij have also agreed not to engage in “competitive activity” (as defined in the agreements) (i) in the case of Mr. Gierer, during the period he is entitled to receive severance under the agreement and (ii) in the case of Mr. Verheij, during the five-year period following termination of his employment; provided, however, that these non-compete provisions will not apply following a change in control of the Company. Based upon current salary levels, the approximate lump-sum value of the severance payments, exclusive of the effect of state and local taxes, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2002 following a change in control of the Company would be as follows: Mr. Gierer, $4.7 million and Mr. Verheij, $5.4 million.

      In addition, the Company is party to severance agreements with Messrs. D’Alessandro, Baseler and Kessler which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended and, in any event, expires no earlier than two years following a change in control. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment within the two-year period following a change in control for any reason other than death, “disability” or “cause” or if the officer terminates his employment for “good reason” (as such terms are defined in the agreement). The benefits consist of a lump-sum payment equal to three times the sum of the officer’s base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount is capped at 75% of base salary for this purpose. The Company would also maintain specified welfare benefit plans in effect for the officer’s continued benefit or provide substantially equivalent benefits for three years. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under other of the Company’s employee benefit plans or arrangements, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2002 following a change in control would be as follows: Mr. D’Alessandro, $2.2 million; Mr. Baseler, $1.9 million and Mr. Kessler, $2.6 million.

Indebtedness of Management

      Since January 1, 2002, none of the Company’s directors, executive officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1982 Stock Option Plan and the 1992 Plan, both of which have expired with respect to the grant of options and both as previously approved by stockholders. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee’s personal installment promissory note bearing interest at the applicable federal rate in effect under the Internal Revenue Code (the “Code”) on the date the loan is made. No new loans have been made to the Company’s directors or executive officers on or after July 30, 2002 nor have the loans existing on or prior to July 30, 2002 been modified or renewed.

TABLE VI

	Largest Aggregate	Indebtedness as of
	Indebtedness during 2002(1)	February 14, 2003(1)

Vincent A. Gierer, Jr.	$4,592,964	$3,141,325
Chairman of the Board, Chief Executive Officer and President
Richard H. Verheij	465,547	379,979
Executive Vice President and General Counsel
Robert T. D’Alessandro	745,687	711,312
Senior Vice President and Chief Financial Officer
Richard A. Kohlberger	496,857	373,326
Senior Vice President
Theodor P. Baseler	221,345	180,456
President — International Wine and Spirits Ltd.
Murray S. Kessler	247,461	219,180
President — U.S. Smokeless Tobacco Company

(1)	Interest rates on loans range from approximately 4% to approximately 6%.

Proposal No. 2

      A Proposal to Consider and Approve the Amended and Restated UST Inc. Incentive Compensation Plan

      The UST Inc. Incentive Compensation Plan (the “ICP”) was originally adopted by the Board and approved by its stockholders in 1968. The ICP was subsequently amended and last approved by stockholders in 1980, prior to enactment of Section 162(m) of the Code (“Section 162(m)”, discussed below). The ICP has subsequently been amended by the Board, and was most recently amended and restated, effective as of January 1, 2003, in order to provide that any unusual single item of income or expense, gain or loss, which exceeds 10% of operating income for any particular year, will be excluded from the calculation of the operating earnings of the Company for purposes of the ICP, subject to the limited discretion of the Compensation Committee (see, “Description of the

Principal Features of the ICP, Limitation on Compensation Committee’s Discretion” below). For 2002, no bonuses were payable under the ICP as a result of the $1.3 billion judgment against the Company in its antitrust litigation which negatively affected the Company’s earnings. The Board believes that it is important to amend the ICP in order to exclude unusual single items of income or expense (such as the litigation loss in 2002) from the calculated earnings under the ICP in order to implement the compensation program established by the Compensation Committee. Under the amended ICP, the Compensation Committee will also have the discretion not to exclude the unusual single item of income or expense if such determination would result in a lower calculation of earnings for purposes of the ICP.

      The purpose of seeking stockholder approval of the ICP, as amended and restated effective January 1, 2003, is to qualify for the performance-based exclusion from the deduction limitations under Section 162(m) and to comply with the amendment provisions of the ICP requiring stockholder approval of certain amendments (see, “Description of Principal Features of the ICP, Amendments/ Termination of the ICP” below).

      Section 162(m) disallows deductions for publicly-held corporations with respect to compensation in excess of $1 million paid to the CEO and the Company’s four most highly compensated other executive officers. However, compensation payable solely on account of attainment of one or more performance goals is not subject to the deduction limitation if: i) the performance goals are objective, pre-established and determined by a compensation committee comprised solely of two or more outside directors; ii) the material terms of the performance goals under which the compensation is to be paid are disclosed to the shareholders and approved by a majority vote; and iii) the Compensation Committee certifies that the performance goals and other materials terms were in fact satisfied before the compensation is paid.

      The Board believes that adoption of the ICP, as amended and restated, is necessary to meet the Company’s objectives of securing, motivating and retaining officers and other employees of the Company and its subsidiaries. A copy of the full text of the amended and restated ICP is attached to this Proxy Statement as Appendix I. The following summary of the principal features of the amended and restated ICP is qualified in its entirety by reference to Appendix I to this Proxy Statement.

Description of the Principal Features of the Amended and Restated ICP

      Purpose. The purpose of the ICP is to attract and retain highly qualified executives by providing appropriate performance-based short-term incentive awards. An additional purpose of the ICP is to serve as a qualified performance-based compensation program under Section 162(m), in order to ensure the Company’s tax deduction for compensation paid under the ICP to executive officers.

      Administration. The ICP is administered, with respect to executive officers, by the Compensation Committee (the “Committee”), which consists solely of “outside directors” within the meaning of Section 162(m). With respect to other employees, the ICP is administered by the ICP Committee appointed by the Board (the “ICP Committee”).

      Eligibility. The ICP provides that any full-time employee, or designated part-time salaried employee, of the Company who is determined to have made a meaningful contribution to the Company for a particular plan year is eligible to participate in the ICP for such plan year. Termination of employment prior to the end of the plan year for any reason will not effect an employee’s eligibility for that portion of the year prior to termination.

      Performance Goals. The ICP formula provides each year for an aggregate fund (the “Total Fund”) based upon the percentages (described immediately below) of the operating earnings of the Company computed in accordance with generally accepted accounting practices, before income taxes and incentive compensation (the “Incentive Plan Income”). Effective as of January 1, 2003, any unusual single item of income or expense, gain or loss, which exceeds 10% of operating income for any particular year will be excluded from the calculation of the Incentive Plan Income unless the Committee determines that such exclusion will not apply and such determination results in a lower amount of Incentive Plan Income. Incentive compensation will only be paid if: i) earnings exceed 12% of stockholders equity and ii) cash dividends have been declared and paid for the year.

      The specific percentages of Incentive Plan Income allocated to the Total Fund are as follows: 1% of the first $1,000,000; 2% of the next $1,500,000; 3% of the next $2,500,000; 4% of the next $3,500,000 and 5% of amounts over $8,500,000. No more than 50% of the Total Fund may be allocated by the ICP Committee to a group consisting of the Company’s officers (currently 34 individuals), including all executive officers (“Fund A”). Allocations to each of the executive officers must be approved by the Committee. The balance of the Total Fund constitutes Fund B, in which approximately 2,000 employees are potentially eligible to participate, and in which approximately 1,900 employees participated during the 2001 plan year. No ICP Fund was generated for the 2002 plan year.

      To determine each participant’s incentive compensation, the ICP Committee first assigns to each participant an incentive weight, expressed as a percentage not to exceed 40%, based on individual performance. The incentive weight is multiplied by the participant’s salary to determine the participant’s performance points. The total performance points for all participants is divided into the dollar amount in the Total Fund to determine an adjustment factor. Each participant’s, performance points are multiplied by the adjustment factor to determine his or her incentive compensation.

      Incentive compensation payments will be made in cash as soon as is practicable following the completion of the computations discussed above and certification by the Committee. Participants receiving compensation from Fund A may elect in writing prior to the commencement of the plan year to defer payment until a specified date after retirement. If such an election is made, the participant will receive deferred payments within thirty days of retirement or the termination of his or her employment for any reason.

      Maximum Bonuses. The ICP provides that the CEO will not be permitted to receive more than 15% of Fund A (to which not more than 50% of the Total Fund may be allocated) and no other executive officer will be permitted to receive more than 12% of Fund A, subject to the condition that the sum of these percentages does not exceed 100%.

      Limitation on Compensation Committee’s Discretion. The Committee does not have the discretion to increase the amount of the award payable to an executive officer but the Committee may, in its discretion, reduce or eliminate the amount payable to such an individual. The Committee may also decline to exclude any unusual single item of income or expense, gain or loss, which exceeds 10% of operating income for any particular year from the calculation of the Incentive Plan Income provided such determination results in a lower amount of Incentive Plan Income.

      Compensation Committee Certification of Performance Goal Attainment. A statement of the amount of the Total Fund will be prepared under the direction of and certified by the Controller, as soon after the close of the plan year as may conveniently be done, and delivered to the ICP

Committee. Before any awards for a particular plan year can be paid, the Committee must certify the extent to which the performance goals and any other material terms of the ICP were satisfied.

      Amendments/ Termination of the ICP. The ICP may be amended or terminated by the stockholders of the Company or by the Board, provided that no amendment of the ICP may be made without the approval of stockholders if such amendment would (i) change the method of calculation of the Total Fund, (ii) reduce the existing restrictions on the distribution of the Total Fund or (iii) increase the allowable allocation to Fund A to more than 50% of the Total Fund.

      Benefits under the Plan. Inasmuch as individual benefits under the ICP will be determined by the Committee or the ICP Committee, benefits to be paid under the ICP are not determinable at this time. Bonuses granted to executive officers under the ICP for the 2000 and 2001 plan years are set forth above under “Executive Compensation — Summary Compensation Table”. No bonuses were awarded for the 2002 plan year since no Incentive Plan Income was generated as a result of the Company’s inclusion in 2002 of a $1.3 billion judgment against it in an antitrust lawsuit which generated a net loss to the Company for 2002. Aggregate bonuses awarded under the ICP for the 2001 plan year were as follows: $6,569,000 to all executive officers as a group; $9,808,000 to all other officers as a group; and $25,510,782 to all other employees as a group.

      The following resolution will be offered at the Annual Meeting:

“RESOLVED, that the UST Inc. Incentive Compensation Plan, as amended and restated by the Board of Directors on December 12, 2002, be, and it hereby is, approved by the stockholders of the Company.”

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

Proposal No. 3

          A Proposal to Consider and Approve the Amended and Restated 2001 Stock Option Plan to be Renamed the Amended and Restated Stock Incentive Plan.

      The UST Inc. 2001 Stock Option Plan (the “2001 Plan”) was adopted by the Board on February 15, 2001 and was approved by the Company’s stockholders on May 1, 2001. The 2001 Plan as previously approved provides for a maximum of 6 million shares available for grant of options thereunder. To date, no options have been granted under the 2001 Plan. The 2001 Plan was recently amended and restated by the Board, subject to stockholder approval, to provide for additional types of equity-based awards thereunder. The amended and restated 2001 Plan to be renamed the Amended and Restated Stock Incentive Plan is being presented to stockholders for their approval as Proposal No. 3.

      The Board believes that the adoption of the Amended and Restated Stock Incentive Plan (the “Plan”) is necessary to preserve the qualification of the Plan for the performance-based exclusion under 162(m) and to meet the Company’s objectives of securing, motivating and retaining officers and other employees of the Company and its subsidiaries. By amending and restating the Plan to provide for equity based awards in addition to options, the Board believes that it will maintain the flexibility to adapt the compensation of key employees of the Company to changes in law, accounting principles and corporate objectives affecting such compensation.

      The Plan, as required by Section 162(m), sets the following maximums on the number of shares of Common Stock subject to awards that any individual participant can receive in any year under the Plan: 250,000 shares subject to stock options or SARs, and 100,000 shares of Stock subject to Restricted Stock Awards, Performance Stock Awards, Stock Unit Awards, or Other Stock-Based Awards (as defined below). Accordingly, if the Plan is approved by stockholders and other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, certain compensation paid to executive officers pursuant to the Plan will not be subject to the deduction limit of Section 162(m). A copy of the full text of the Plan is attached to this Proxy Statement as Appendix II.

      The following summary of the principal features of the Plan is qualified in its entirety by reference to Appendix II to this Proxy Statement.

Principal Features of the Amended and Restated Stock Incentive Plan

      The name of the Plan, as amended and restated, is the “UST Inc. Amended and Restated Stock Incentive Plan”. The term of the Plan is ten years from May 1, 2001. No Awards may be granted under the Plan after April 30, 2011, but grants made before that date may continue to be exercisable and/or to vest after that date, and will otherwise be governed by the terms of the Plan.

      The Plan is administered by the Compensation Committee (the “Committee”). The Committee consists of at least two members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”) and “outside directors” within the meaning of Section 162(m). Subject to conditions determined by the Committee, the Committee will have the authority to delegate its responsibilities under the Plan to one or more persons, but no delegate will have the authority to make or approve Awards to executive officers.

      There are generally five types of awards that may be granted under the Plan: stock options (including both incentive stock options (“ISOs”) within the meaning of Section 422 of the Code and nonqualified stock options which are options that do not qualify as ISOs), stock appreciations rights (“SARs”), Restricted Stock Awards, Performance Stock Awards and Stock Unit Awards. In addition, the Committee in its discretion may make other awards valued by reference to, or otherwise based on, the market price of Common Stock. These types of awards (collectively, “Awards”) are described in more detail below under the caption “Awards Under the Amended and Restated Stock Incentive Plan.”

      Shares of Stock Authorized Under the Plan; Share Limits. The total number of shares of Common Stock of the Company authorized for issuance under the Plan consists of 6,000,000 shares previously approved by the stockholders of the Company for issuance under the Plan. Of this total, no more than 1,000,000 shares of Common Stock will be authorized for issuance under the Plan in respect of Restricted Stock Awards, Performance Stock Awards, Stock Unit Awards or Other Stock-Based Awards over the term of the Plan. As of December 31, 2002, no Awards had been granted under the Plan and 6,000,000 shares remained available for the grant of Awards under the Plan. Shares subject to an Award that are forfeited, or remain otherwise unissued upon the expiration, lapse or termination of an Award will again be available for issuance under the Plan. The total number of shares of Common Stock subject to options or SARs awarded to any individual employee shall not exceed 250,000 shares in any fiscal year of the Company. In addition, for each tax year of the Company, the maximum number of shares of Common Stock that may be subject to Stock-Based Awards other than options and SARs granted to any individual employee is 100,000.

      The number of shares subject to the Plan, the number of shares subject to outstanding Awards under the Plan and the share limits discussed herein, shall be equitably adjusted in the event of capital adjustments described in the Plan, such as a stock split, stock dividend, share exchange, recapitalization or similar event.

      Eligibility for Participation. All employees of the Company and its subsidiaries, including executive officers who are determined by the Committee to be making a contribution to the success of the Company, are eligible to receive grants of stock options and other Awards under the Plan. The number of eligible participants under the Plan and the number of Awards of Common Stock they may each be granted are not presently determinable. However, approximately 2,300 employees held stock options granted under the 1992 Plan as of December 31, 2002. The value of stock option awards granted in 2002 to the executive officers named in the Summary Compensation Table is set forth under Table III bearing the caption “Option Grants in Last Fiscal Year.”

      The Plan may be amended or terminated by action of the Board, provided that, where required by applicable law or regulation, an amendment will not become effective unless approved by the Company’s stockholders.

Awards Under the Amended and Restated Stock Incentive Plan

      Stock Options. The Committee may grant incentive stock options (“ISOs”) (as provided under §422 of the Code) and/or options that do not qualify as ISOs (nonstatutory options) to purchase the Common Stock. The exercise price of incentive and nonstatutory stock options may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant. ISO’s are subject to restrictions under the Code, including a requirement that prohibits options for more than $100,000 worth of Common Stock from becoming exercisable for the first time during any calendar year. The Committee may not reprice, or cancel and regrant, an outstanding stock option or SAR at a lower exercise price.

      The terms and conditions of options granted will be in the discretion of the Committee. Generally, unless otherwise determined by the Committee, options must be held for one year after the date of grant before they can be exercised under the Plan. In general, so long as the optionee remains an employee of the Company, the options may be exercised for a period that ends ten years after the date of grant. In the event of a change of control of the Company (as defined in the Plan), all outstanding unexercised options, whether or not then exercisable, will become fully exercisable.

      The purchase price for all options must be paid in full upon exercise pursuant to the payment methods specified by the Committee. The optionee is responsible for payment of all taxes that the Company may be obligated to withhold with respect to the Common Stock issuable upon exercise.

      Pursuant to guidelines adopted by the Committee, if an optionee’s employment is terminated for any reason other than death, disability, or retirement, and unless the Committee determines otherwise, unvested options will be forfeited and the forfeited shares will be available for other grants. In general, an optionee’s outstanding exercisable options will be forfeited unless said options are exercised within 90 days following such termination.

      Stock Appreciation Rights. SARs may be granted either apart from, or in conjunction with, stock options. SARs have not been granted to date, but if they were granted, they would be assigned an exercise price per share of at least 100% of the market value of the underlying Common Stock on the date of grant. Upon the exercise of a SAR granted in conjunction with an option, the holder will be required to surrender the related option and will be entitled to receive such number of shares of

Common Stock as is equal in aggregate fair market value on the date of exercise to the spread between the fair market value of the share as to which the SAR was exercised and the exercise price of the option that was surrendered. Upon the exercise of an SAR granted apart from an option, the holder will be entitled to receive such number of shares of Common Stock as is equal in aggregate fair market value on the date of exercise to the spread between the fair market value of a share of Common Stock and the SAR exercise price. In either case, the Committee may elect to pay cash equal to the aggregate fair market value of the Common Stock that the holder would otherwise have received. Generally, SARs are subject to the same exercise periods, limitations, and treatment upon death, disability or retirement or other termination of employment as are stock options, as described above.

      Restricted Stock. The Committee may make Restricted Stock Awards under the Plan. A Restricted Stock Award is an award of Common Stock subject to such restrictions on transferability and other restrictions as the Committee may impose at the date of grant or thereafter. Each grant of Restricted Stock will be evidenced by a grant agreement (or certificate) between the participant and the Company setting forth the terms of the grant. The Committee may impose such terms on the grant, consistent with the Plan, as it determines are appropriate or desirable. Each Restricted Stock Award shall be subject to any restrictions determined by the Committee relating to either or both of (1) the attainment of performance goals by the employee and/or the Company and (2) the continued employment of the employee with the Company or a subsidiary.

      Performance Stock Awards. The Plan provides for the grant of Performance Stock Awards in the discretion of the Committee, which represent the right to receive shares of Common Stock or its cash equivalent contingent upon the achievement of performance or other objectives established by the Committee. The Committee may provide that the payment of an Award (or the vesting thereof) will be contingent on the attainment of performance goals which are based on one or more of the following pre-established criteria: (1) net earnings; (2) earnings per share; (3) net sales growth; (4) net income (before taxes); (5) net operating profit; (6) return measures (including, but not limited to, return on assets, capital, equity or sales); (7) cash flow (including, but not limited to, operating cash flow and free cash flow); (8) earnings before or after taxes, interest, depreciation, and/or amortization; (9) productivity ratios; (10) share price (including, but not limited to, growth measures and total stockholder return); (11) expense targets; (12) operating efficiency; (13) customer satisfaction; (14) working capital targets; (15) any combination of, or a specified increase in, any of the foregoing; (16) the achievement of certain target levels of discovery and/or development of products; and (17) the formation of joint ventures, or the completion of other corporate transactions (individually or collectively, the “Performance Goals”).

      Performance Goals will be determined in accordance with generally accepted accounting principles in the United States and are subject to certification by the Committee. The Committee has the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

      Stock Unit Awards. The Plan provides for the grant of Stock Unit Awards, at the discretion of the Committee, which represent the right to receive shares of the Common Stock (or its cash equivalent) in the future contingent upon the satisfaction of conditions established by the Committee. These conditions may, but are not required to, consist of one or more of the Performance Goals discussed above.

      Other Stock-Based Awards. The Committee may also grant such other stock-based Awards (“Other Stock-Based Awards”) under the Plan as it deems consistent with the purposes of the Plan. Such Awards will have a value based upon the market price of the Common Stock.

      Forfeiture Provisions. If the employment of a participant in the Plan is terminated for “cause” (as defined in the Plan), or if the Company discovers the evidence of cause within three years after termination of the participant’s employment with the Company, all Awards held by the participant will be forfeited, whether or not then vested or then subject to restrictions. The terms of the Plan also require a participant who is terminated for cause based on conduct constituting a “competitive act” or “willful misconduct” (as such terms are defined in the Plan) to return to the Company all profits made by the participant with respect to Awards received or stock options exercised during the 180 days prior to the termination of his or her employment.

Federal Income Tax Consequences

      The following summary constitutes a brief overview of the principal federal income tax consequences relating to Awards that may be granted under the amended and restated 2001 Plan based upon current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Stock Options

      Nonstatutory Stock Options. In the case of a nonstatutory stock option, an optionee generally will not be taxed upon the grant of an option. Rather, at the time of exercise of such nonstatutory stock option (and in the case of an untimely exercise of an ISO), the optionee will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the purchase price. The Company will generally be entitled to a tax deduction at the time and in the amount that the optionee recognizes ordinary income.

      Incentive Stock Options. In the case of an ISO, an optionee will generally be in receipt of taxable income upon the disposition of the shares acquired upon exercise of the ISO, rather than upon the grant of the ISO or upon its timely exercise. If certain holding period requirements have been satisfied with respect to outstanding shares so acquired, taxable income will constitute long-term capital gain and the Company will not be entitled to a tax deduction. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to nonstatutory stock options. The amount by which the fair market value of the Common Stock on the exercise date of an ISO exceeds the option price will generally be an item of tax preference for purposes of the “alternative minimum tax” imposed by Section 55 of the Code.

      SARs. A grant of SARs has no federal income tax consequences at the time of grant. Upon the exercise of SARs, the value of the shares and cash received is generally taxable to the grantee as ordinary income, and the Company generally will be entitled to a corresponding deduction.

      Restricted Stock. Generally, the grant of Restricted Stock has no federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code), the grantee will recognize ordinary income in an amount equal to the fair market value of such shares. A grantee may, however, elect to be taxed at the time of the grant. The Company generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

      Performance Stock Awards. In general, no taxable income is realized by a participant in the Plan upon the grant of a Performance Stock Award. Such grantee generally would include in ordinary income any cash, and the fair market value of any shares of Common Stock, paid to him pursuant to such Award at the time of payment. The Company generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

      Stock Unit Awards. In general, no taxable income is realized by a participant in the Plan upon the grant of a Stock Unit Award. Such participant generally would include in ordinary income the fair market value of the award of Common Stock at the time shares of Common Stock are delivered to the participant. The Company generally will be entitled to a deduction at the time and in the amount that the grantee recognizes ordinary income.

      Payroll Taxes. In addition to ordinary income tax, amounts that are treated as wages will be subject to payroll tax and withholding by the Company.

Benefits Under the Amended and Restated Stock Incentive Plan

      Because participation in the Plan and the amount and terms of Awards under the Plan are at the discretion of the Committee (subject to the terms of the Plan), and because Performance Goals may vary from Award to Award and from grantee to grantee, benefits under the Plan are not presently determinable. Compensation paid and other benefits granted to Named Executive Officers for 2002 are set forth in the Summary Compensation Table. If the Plan (as proposed to be amended and restated) had been in effect in 2002, the persons and groups shown in the following table would have received the number of stock options shown below, which are the same number of stock options as were actually granted in 2002 to the persons shown under the 1992 Plan. No other stock-based awards would have been granted in 2002 had the Plan been in effect in that year.

Number of
Name	Options

Mr. Gierer	78,500
Mr. Verheij	55,000
Mr. D’Alessandro	33,000
Mr. Baseler	10,000
Mr. Kessler	55,000
Current Executive Officers as a Group (6 Persons)	258,500
Employees in 2002 (Excluding Current Executive Officers)	482,100

Equity Compensation Plan Information

      The following table summarizes the equity compensation plans under which securities may be issued as of December 31, 2002. The securities which may be issued consist solely of Common Stock.

Number of
Securities
Remaining
	Number of	Weighted	Available for
	Securities to be	Average	Future Issuance
	Listed Upon	Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants	Reflected in
Plan Category	Rights	and Rights	Column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	12,825,500(3)	$28.41(3)	6,031,500
Equity compensation plans not approved by security holders(2)	—	—	178,890 (4)
Total	12,825,500(3)	$28.41(3)	6,210,390

      (1) Includes the 1992 Plan, 2001 Plan and the Nonemployee Directors’ Stock Option Plan, all of which have been approved by the Company’s stockholders.

      (2) Includes the Nonemployee Directors’ Restricted Stock Award Plan.

      (3) Does not include the 2001 Plan because no options have been granted under the plan as of December 31, 2002.

      (4) Amount represents shares remaining for future issuance pursuant to the Nonemployee Directors’ Restricted Stock Award Plan, which was not required to be approved by stockholders. Pursuant to this plan, non-employee directors of the Company are awarded 40 shares of Restricted Stock for each Board committee meeting they attend and 50 shares of Restricted Stock for each meeting of the Board of Directors they attend. Shares vest on the third anniversary date of grant or, if earlier, upon age-related mandatory retirement from service pursuant to the Board’s retirement policy. A total of 200,000 shares of Common Stock are authorized for issuance in accordance with the terms of this plan. Pursuant to Item 601 of Regulation S-K, a copy of the UST Inc. Nonemployee Directors’ Restricted Stock Award Plan has been filed and is incorporated herein by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

      The following resolution will be offered at the meeting:

“RESOLVED, that the UST Inc. Amended and Restated Stock Incentive Plan, as adopted by the Board of Directors on February 20, 2003, subject to stockholder approval, be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company.”

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (Proposal No. 3). Your appointed proxies will vote your shares FOR Proposal No. 3 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of the shares of the Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

Proposal No. 4

          A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 2003.

      The Board has selected the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2003. Ernst & Young LLP has been serving the Company and its subsidiaries in this capacity for many years. The Board’s selection was made upon the unanimous recommendation of its Audit Committee.

      In connection with its audit of the Company’s 2002 financial statements, Ernst & Young LLP read the Company’s periodic reports which were filed with the Securities and Exchange Commission, discussed quarterly financial information included in the Company’s quarterly financial statements and met with the Audit Committee.

      The aggregate fees billed for professional services provided to the Company by Ernst & Young LLP for the last fiscal year were as follows:

Audit Fees

      For the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q during the fiscal year ended December 31, 2002: $827,000.

Financial Information Systems Design and Implementation Fees

      For the fiscal year ended December 31, 2002, Ernst & Young LLP did not provide professional services to the Company in connection with design and implementation of financial information systems.

All Other Fees

      For professional services provided to the Company, other than the services described above under “Audit Fees” and which include audit related services of $120,000 related to employee benefit plan audits, for the fiscal year ended December 31, 2002: $303,000.

      The Audit Committee has considered whether the provision of these services to the Company as well as the fees paid for such are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has concluded that such independence can be maintained.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

      Ratification of the selection of the Company’s independent auditors is not required by any statute or regulation to which the Company is subject or by the Company’s By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

      The following resolution will be offered at the meeting:

“RESOLVED, that the Board of Directors’ selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2003 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company.”

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION(Proposal No. 4). Your appointed proxies will vote your shares FOR Proposal No. 4 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

STOCKHOLDER PROPOSALS

      The following Proposal Nos. 5 and 6, which are printed verbatim, have been submitted by stockholders. The name, address and shareholdings of the proponents will be furnished upon oral or written request to the Secretary of the Company. For the reasons set forth following the proposals, the Board recommends a vote AGAINST Proposal Nos. 5 and 6.

Proposal No. 5

“3 – Shareholder Vote regarding Poison Pills

This topic won an average 60% – yes vote at 50 companies in 2002

This is to recommend that our Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

This topic won an average 60% – yes vote at 50 companies in 2002 according to the Investor Responsibility Research Center tabulation on Average Voting Results, December 2002.

          Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999. The report is titled, “Corporate Governance and Equity Prices,” July 2001, Paul A. Gompers, Harvard Business School.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company. Source: “Putting a Value on Governance,” Directors & Boards, Spring 1997.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

          Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder input.

Allow Shareholder Vote regarding Poison Pills Yes on 3”

COMPANY’S RESPONSE

      THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 5).

      The Company believes that this proposal is not in the best interests of the Company or its stockholders.

      The Board is cognizant of corporate governance issues and recognizes that proper corporate governance is important for public companies to achieve superior performance and maintain the confidence of the marketplace.

      The Board is committed to its fiduciary duty of protecting the Company and its stockholders. The Board’s primary objective is to maximize long-term shareholder value and to assure the vitality of the Company for its owners, employees, customers and other stakeholders who depend on it.

      The Company does not presently have, nor has it ever had, a shareholder rights plan. However, the Board believes that it is in the best interests of the stockholders to be allowed to take steps, if it deems necessary or appropriate, in order to preserve for the Company’s stockholders the long-term value of the Company in the event of a potential takeover which appears to the Board to be coercive and unfair or otherwise not in the best interests of the stockholders. By seeking to restrict the Board’s power in an area of fundamental importance to stockholders, the proposal could prevent the Board from discharging its fiduciary duties to protect the interests of the Company and its stockholders.

      The Board also believes that the adoption of a shareholder rights plan in appropriate circumstances should not have a negative effect on stockholder value, contrary to the claims made in the proposal. This belief is supported by several studies that show that shareholder rights plans do not diminish stockholder value and that, in fact, acquisition premiums for takeover target companies with a shareholder rights plan are higher, on average, than premiums paid to companies without one.

      Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

      Your appointed proxies will vote your shares AGAINST Proposal No. 5 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

Proposal No. 6

“REDUCING NITROSAMINES (TSNA) IN ORAL SNUFF

UST

Whereas: UST has been sued by individuals and states attorney generals for the harm caused by our products. We also have agreed to pay millions of dollars to settle these claims:

      Oral snuff has been determined by the U.S. Surgeon General to cause oral cancer (See the 1989 Report of the Surgeon General of the United States entitled Reducing the Health Consequences of Smoking: 25 Years of Progress at page 90 and the 1985 Special Report of the Surgeon General of the United States entitled The Health Consequences of Using Smokeless Tobacco.);

      The principle cancer causing agent in oral snuff is a class of compounds called tobacco specific nitrosamines (TSNA). (See the 1989 Report of the Surgeon General of the United States entitled Reducing the Health Consequences of Smoking: 25 Years of Progress at page 90 and the 1985 Special Report of the Surgeon General of the United States entitled The Health Consequences of Using Smokeless Tobacco.) One tobacco manufacturer, Star Scientific, has developed a process for reducing the levels of TSNA to below 1 microgram/gram. (See K.D. Brunnemann, J. Qi and D. Hoffman, Chemical Profile of Two Types of Oral Snuff Tobacco (revised February 28, 2002, available (in English) at www.smokeless.de/news.) This represents a barely detectable level;

      A recent study done by the American Health Foundation found that some of our company’s snuff products have TSNA levels forty times greater than Star’s products;

      Our Company has developed new manufacturing procedures for a new brand of snuff called Revel that has a TSNA level of 1 ug/g;

      In our opinion, the failure to remove a known defect in our products increases our risk of adverse litigation; this becomes all the more serious when it can be shown that our Company has the ability to virtually eliminate the nitrosamines which are a significant cause of cancer. We believe that the failure to diminish the TSNA levels could seriously diminish the value of our stock.

      As shareholders who are concerned about both the value of our company’s stock and its moral responsibility to its consumers, we believe that the new technology must be applied to all our brands, especially since it has been shown the reduction of TSNA can significantly reduce oral cancer.

RESOLVED: that the shareholders request the Board to adopt a policy of reducing, as rapidly as possible, TSNA levels in all of the company’s oral snuff products to the lowest feasible levels.”

COMPANY’S RESPONSE

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 6).

      While the U.S. Surgeon General reached the judgment in 1986, based on studies then available, that smokeless tobacco “can cause cancer”, more than 70% of the studies published since that time have not found a statistically significant association between smokeless tobacco and oral cancer in the populations studied. Those studies included two large scale, well-designed epidemiological studies specifically involving moist snuff, the Company’s principal smokeless tobacco product.

Indeed, those studies published since the publication of the 1986 Surgeon General’s Report led the European Union to eliminate the phrase “causes cancer” from its required smokeless tobacco warning labels.

      Smokeless tobacco is a complex mixture containing several thousand naturally occurring constituents that are found in the tobacco plant. Among those constituents are certain nitrosamines, including tobacco-specific nitrosamines (TSNAs). TSNAs are also formed during the curing and fermentation of tobacco. They are referred to as “tobacco-specific” nitrosamines because they are generally found only in tobacco or tobacco products. They are part of a larger family of nitrosamine compounds, some of which are found in food products such as fish, cured meat and cheese.

      Some TSNAs have been reported to cause cancers in test animals (“laboratory carcinogens”) when those TSNAs are tested in isolation — without the other constituents of smokeless tobacco. However, smokeless tobacco, which contains TSNAs, has not been shown to cause cancer in animals.1

      Several scientific and governmental organizations have classified TSNAs with respect to their possible carcinogenicity. The WHO’s International Agency for Research on Cancer (IARC) has not classified any TSNA as “carcinogenic to humans.” Rather, IARC has classified certain TSNAs only as “possibly carcinogenic to humans” or as “unclassifiable as to [their] carcinogenicity to humans.”

      Nevertheless, in order to address concerns expressed by some in the public health community and to be prepared for possible future regulatory requirements, the Company has been engaged in a long-standing program to reduce the overall level of TSNAs in its moist smokeless tobacco products to the lowest levels possible while maintaining consumer acceptability.

      The Company has invested more than 75 million dollars over the past twenty years in its VIPM (Vertically Integrated Process Management) program and similar efforts. The VIPM program is designed to attack the TSNA issue at every stage of the process that may affect the formation of TSNAs — literally from “seed to shelf.” The VIPM program involves assessment and possible modification of tobacco crop management, leaf curing, leaf processing and aging, leaf formulation, the fermentation process, finishing and packaging of the product, and the shelf-life of the product.

      The Company’s commitment to the reduction of TSNAs is further evidenced by its purchase in 1997 of F.W. Rickard Seeds, Inc., a company that for more than 60 years has been engaged in the production and marketing of a wide variety of high quality hybrid and conventional tobacco seed. Importantly, Rickard Seeds is engaged in several initiatives to address the issue of TSNA levels in finished tobacco products by starting at the beginning — the tobacco seed and tobacco genetics. In one initiative, the Company has instituted a protocol developed to screen seed used in commercial seed production. A second initiative seeks a direct genetic intervention in the production of TSNAs. The Company is committed to continuing this important work.

      The VIPM program and other efforts by the Company have resulted in very substantial reductions in the average levels of TSNAs in the Company’s moist smokeless tobacco products. For example, the average levels of TSNAs in Copenhagen and Skoal — as measured and reported in the scientific literature by researchers from the American Health Foundation — decreased 77% between 1980 and 1994, the last time data for both of these brands was reported in the scientific literature (see chart below).

[1]	Grasso P. Mann AH. Smokeless tobacco and oral cancer: An assessment of evidence derived from laboratory animals. Food Chem Toxicol 1998; 36: 1015-1029.

Copenhagen/Skoal TSNA Levels

Reported in the Scientific Literature

Year

TSNA = Total of reported levels of four TSNAs on dry weight basis in parts per million

Copenhagen/Skoal TSNA levels = Average of TSNA levels reported in the scientific literature, excluding anomalous data for 1986

* No comparable data reported for any period after 1994

TSNA Values Displayed on Chart*

1980 - 70 ppm

1981 - 60 ppm
1988 - 21 ppm
1990 - 21 ppm
1991 - 15 ppm
1992 - 10 ppm
1994 - 16 ppm

* All values rounded to nearest whole number

References

1.	Djordjevic MV, Brunneman KD, Hoffmann D. The need for regulation of carcinogenic N-Nitrosamines snuff. Food Chem Toxicol 1993; 31: 497-501, at 498. (1992 data and all earlier data)

2.	Hoffmann D. Djordjevic MV, Fan J. Zang E., Glynn T, Connolly GN. Five leading U.S. commercial brands moist snuff in 1994; assessment of carcinogenic N-Nitrosamines. J Natl Cancer Inst 1995; 87: 1862-9.(1994 data)

      The Company intends to continue its efforts to reduce TSNAs to the lowest levels possible, while maintaining consumer acceptability, in all of its moist snuff brands. Indeed, the Company’s newest brand, Revel, has the lowest TSNA levels of almost any smokeless tobacco product currently available, including Swedish moist snuff products.

      In light of the foregoing, this proposal has been substantially implemented. In addition to the foregoing, the Company believes that this proposal contains a number of assertions which are false and misleading.

      Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

      Your appointed proxies will vote your shares AGAINST Proposal No. 6 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker non-votes will not, be treated as present for purposes of the preceding sentence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of common stock, to file with the SEC and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2002 all Section 16(a) filing requirements applicable to such individuals were complied with.

BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table sets forth certain information, as of December 31, 2002, regarding all persons which, to the knowledge of the Company, beneficially own 5% or more of the outstanding Common Stock.

Name and Address	Shares	Percentage of Outstanding

Brandes Investment Partners, LLC[1]	12,032,366	7.1%
11988 El Camino Real Suite 500 San Diego, CA 92130
FMR Corp[2]	10,163,253	6.02%
82 Devonshire Street,
Boston, MA 02109
Pacific Financial Research, Inc[3]	11,630,800	6.9%
9601 Wilshire Boulevard,
Suite 800
Beverly Hills, California 90210

(1)	Information obtained from Schedule 13G dated as of February 14, 2003 and jointly filed by Brandes Investment Partners, LLC, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (the “Brandes Entities”). Each of the Brandes Entities, other than Brandes Investment Partners, LLC, disclaims direct ownership of all or substantially all of the shares reported. The Brandes Entities reported shared voting power with respect to 8,299,878 shares and shared dispositive power with respect to 12,032,366 shares.

(2)	Information obtained from Schedule 13G dated as of February 14, 2003 and filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. FMR Corp. reported sole voting power with respect to 603,463 shares. FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson collectively reported sole dispositive power with respect to 10,163,253 shares.

(3)	Information obtained from Schedule 13G dated February 14, 2003 and filed by Pacific Financial Research, Inc. (“Pacific”). Pacific reported sole voting power with respect to 10,616,700 shares and sole dispositive power with respect to 11,630,800 shares.

INFORMATION RESPECTING PROXIES

      Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

      Expenses incurred in connection with the solicitation of proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company’s expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson Shareholder, New York, New York, for a fee of approximately $20,000.

OTHER BUSINESS

      The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

2004 ANNUAL MEETING

      If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 2004 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company’s office no later than November 28, 2003.

      In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting and such notice must provide certain requisite information. Accordingly, if a stockholder intends to present a matter at the 2004 Annual Meeting, notice of such must be received by the Secretary at the Company’s office no later than February 6, 2004. Notice must be received by such date if the matter is to be considered “timely” under Rule 14a-4(c) of the Securities Exchange Act. A copy of the By-Laws may be obtained by writing to the Secretary.

By Order of the Board of Directors,

DEBRA A. BAKER
Senior Vice President and Secretary

APPENDIX I

UST INC.

INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2003

PURPOSE OF PLAN

      The purpose of this Plan is to provide a special incentive for designated employees of the Company to increase the profits of the Company, including its Branches, Divisions and Subsidiaries, by rewarding superior performance of duties with annual bonuses calculated on the basis of the responsibility of the position held by the Participant, and the degree of excellence of his performance of duties.

SECTION 1.

DEFINITIONS

      As used herein, unless otherwise required by the context, the following terms shall have these meanings:

1.1 “Company” shall mean UST Inc., a Delaware corporation, and its Branches, Divisions and wholly owned Subsidiaries now held or hereafter acquired. “Parent Company” shall mean UST Inc. separate from its subsidiaries.

1.2 “Fund” or “Incentive Compensation Fund” shall mean the amount available for distribution for a particular Plan Year, determined in the manner provided in Section 3.1.

1.3 “Incentive Plan Income” shall mean the operating earnings of the Company for a particular Plan Year computed in accordance with accounting principles generally accepted in the United States applied on a consistent basis. Operating earnings for this purpose is equal to net earnings plus provision for taxes measured by net income and the amount of the Incentive Compensation Fund. The calculation of Incentive Plan Income under the Plan shall exclude any unusual single item of income or expense, gain or loss, which exceeds 10% of operating income for any particular year, unless the Compensation Committee determines that such exclusion shall not apply and such determination results in a lower amount of Incentive Plan Income.

1.4 “Stockholders’ Equity” shall mean the total of the capital stock, additional paid-in capital and retained earnings (earned surplus) of the Parent Company, less the cost of treasury shares, all as at the beginning of the year, adjusted for the daily average of amounts resulting from the sales or other issuance of shares of the capital stock of the Parent Company, or from purchases of its capital stock, during the year.

1.5 “Board” or “Board of Directors” shall mean the board of directors of the Parent Company.

1.6 “Committee” shall mean the Incentive Compensation Plan Committee appointed from time to time by the Board to administer the Plan.

1

1.7 “Salary” shall mean the regular basic salary of a participant for the entire calendar year exclusive of incentive compensation, overtime, awards, supplements to salary of any kind, and contributions of the Company to or under any other plan of the Company for the benefit of employees.

1.8 “Participant” shall mean, with respect to any Plan Year, an employee of the Company who is, pursuant to Section 2.1 of the Plan, eligible to participate in the Plan and who is, pursuant to Section 3.2 of the Plan, selected to participate therein.

1.9 “Incentive Weight” shall mean a percentage of Salary determined by the Committee for the purpose of determining the performance points to be awarded to Participants in the Plan for any Plan Year.

1.10 “Branch,” “Division” and “Subsidiary” are those components of the entire business venture of the Parent Company whether operated in the legal form of separate entities (whether or not incorporated) or as departments or profit-center units of the Parent Company and shall include those hereafter created, formed or acquired unless the Board of Directors shall otherwise by resolution determine in any particular instance and at any time.

1.11 “Continuous Employment” shall mean a period of uninterrupted service in the employ of the Company. Temporary absences or interruptions during a period of Government service or leaves of absence approved by the Committee shall not be considered terminations of service.

1.12 “Plan Year” shall be the twelve calendar months of the fiscal year of the Parent Company.

1.13 “Plan” shall mean the UST Inc. Incentive Compensation Plan set forth herein, as amended from time to time.

1.14 “Employee” shall mean any full-time employee, or designated part-time salaried employee, of the Company.

1.15 “Compensation Committee” shall mean the Compensation Committee of the Parent Company’s Board of Directors, consisting of at least two members of the Board who shall be “outside directors”, within the meaning of Section 162(m) of the Code.

SECTION 2.

      2.1     Any Employee who is determined by the Committee to have made a meaningful contribution to the Company for a particular Plan Year shall be eligible to be a Participant for such Plan Year. Inclusion of the name of any employee in a list or schedule for distribution of the Fund for any particular year shall, as to that year, constitute a designation by the Committee and no further or other act shall be required to establish the eligibility of an employee.

      2.2     Termination of employment prior to the end of a Plan Year for any reason shall not affect an employee’s eligibility for that portion of the year prior to termination, but if such employee is designated as a Participant for such Plan Year in accordance with Section 2.1, the share of that Participant shall be determined as provided in Section 4.7.

2

SECTION 3.

DETERMINATION OF INCENTIVE COMPENSATION FUND

      3.1     The Incentive Compensation Fund shall be the sum of the following portions of Incentive Plan Income for each Plan Year:

1% of the first	$1,000,000
2% of the next	1,500,000
3% of the next	2,500,000
4% of the next	3,500,000
5% of amounts over	8,500,000

provided, however, that no Fund shall be deemed to have been earned, and none shall be distributed for any Plan Year, unless (a) a cash dividend shall have been declared and paid on the common stock of the Parent Company in such year, and (b) the Incentive Plan Income shall have exceeded 12% of Stockholders’ Equity for that year. A statement of the amount of the Fund shall be prepared under the direction of and certified by the Controller as soon after the close of the Plan Year as may conveniently be done, and be delivered to the Committee. The Compensation Committee shall certify in writing prior to the payment of any Incentive Compensation that the foregoing conditions have been satisfied.

      3.2     Upon receipt of the statement described in Section 3.1 above, based upon the amount of the Fund as certified therein and subject to the other provisions of the Plan, including Section 3.3 hereof, the Committee shall with all reasonable dispatch determine who shall participate and the amount of Incentive Compensation payable to each Participant in accordance with the terms of the Plan, and shall thereupon furnish to the Controller a list or schedule showing:

(a) the names of all Participants,

(b) the incentive group, A or B, of each Participant,

(c) the Incentive Weight of each Participant,

(d) the performance points of each Participant,

(e) the adjustment factor applicable to the Participants in each incentive group, and

(f) the amount of Incentive Compensation payable to each Participant.

      3.3     Subject to applicable provisions of Section 4, the Committee shall for each Plan Year, with respect to Participants who are “executive officers” (as defined in Rule 3b-7 issued under Section 3 of the Securities Exchange Act of 1934, as amended) of the Parent Company during such Plan Year (the “Executive Officers”), recommend the amount of Incentive Compensation payable to each such Participant and submit its recommendation to the Compensation Committee. Payments of Incentive Compensation with respect to the Executive Officers shall be subject to the approval of the Compensation Committee.

3

SECTION 4.

DISTRIBUTION OF INCENTIVE COMPENSATION FUND

      4.1     The Fund shall be divided by the Committee into two portions, for Group A and Group B Participants, respectively. Such portions for each Plan Year shall be determined by the Committee, but in no event shall the Group A portion exceed 50% of the Fund.

      4.2     The employees eligible to be designated by the Committee, in accordance with Section 2.1, as Group A Participants for a Plan Year shall be the employee-directors of the Parent Company, the principal officers of the Parent Company and such other officers of the Company as the Committee may from time to time select. All Executive Officers shall be designated as Group A Participants for each Plan Year.

      4.3     The employees eligible to be designated by the Committee, in accordance with Section 2.1, as Group B Participants for a Plan Year shall be those employees of the Company other than employees designated as Group A Participants.

      4.4     As to each group and for each Plan Year, without reference to any prior Plan Year, an Incentive Weight as defined in Section 1.9 above will be determined for each Participant in such group, taking into account the other provisions of the Plan and any and all factors deemed to be relevant to the evaluation of individual performance, including, but not limited to, general knowledge and repute, personal observations, importance of the individual employee’s duties, responsibilities, complexity of his work, skills required, attendance record and attitude, performance of duties, attainment of corporate objectives, and such other grounds for judgment as are deemed appropriate. Incentive Weights shall be expressed in percentages, but in no event shall they exceed 40% for any Participant.

      4.5     The allocation of the Fund within each group shall be determined by multiplying the Salary of each Participant in the group by the Incentive Weight determined by the Committee for such Participant. The product thereof shall be the performance points of such Participant. The total performance points of each group shall then be compared with the total number of dollars of the Fund applicable to each group, and an adjustment factor derived therefrom from each group by dividing the performance points into the number of dollars of the Fund for the group. Within each group the performance points of each Participant shall be adjusted by multiplying such points by the adjustment factor for that group. The performance points as so adjusted shall be the amount of Incentive Compensation payable to each such Participant in the Plan for that Plan Year.

      4.6     Incentive Compensation payments shall be made in cash as soon after the completion of the several computations as may be practicable, provided, however, that as to Group A Participants, an election may be made prior to the commencement of each Plan Year in writing addressed and delivered to the Chairman of the Committee as to whether or not the Participant desires to receive his Incentive Compensation when available for distribution or wishes to defer its payment until a specified date after the date of his retirement. If no such election is made, payment shall be made currently and not deferred. Any such deferred payment shall be wholly vested in the Participant upon the final determination of the amount thereof and in the event of his death prior to payment shall be paid to the legal representative of his estate, or, in the event of termination of employment for any reason prior to retirement, shall be paid within thirty (30) days thereafter to the Participant or to his order. No interest shall accrue on deferred payments regardless of the period of deferment.

4

      4.7     In the event an employee who is designated as a Participant for a Plan Year under Sections 2.1 and 3.2 had terminated employment for any reason during such Plan Year, he shall not forfeit Incentive Compensation for such Plan Year but he shall be entitled to receive pro rata compensation according to the number of whole months of Continuous Employment prior to such termination in that Plan Year.

      4.8     Notwithstanding any other provision of the Plan, in no event shall the amount of Incentive Compensation payable for any Plan Year to the Chief Executive Officer of the Company exceed 15% of Fund A; nor shall the amount of Incentive Compensation payable for any Plan Year to any other Executive Officer exceed the lesser of (i) 12% of Fund A and (ii) the percentage obtained by dividing 85% by the number of Executive Officers other than the Chief Executive Officer, provided that in each case the Compensation Committee shall have the discretion to award less than the indicated maximum amount. If less than the indicated maximum amount is allocated to any Executive Officer for any Plan Year, the excess of the maximum amount over the actual amount of the award may not be used to increase the maximum award to any other Executive Officer.

SECTION 5.

ADMINISTRATION

      5.1     The Incentive Compensation Plan shall be administered by a Committee of three (3) to six (6) members, as determined from time to time by the Board, subject to the provisions of Section 3.3 and applicable provisions of Section 4 hereof. Such members shall be appointed from time to time by the Board, upon recommendation by the Chief Executive Officer of the Parent Company. The Chairman of the Committee shall be a member of the Board.

      5.2     The President or Chief Executive Officer of the Parent Company shall be a member and Chairman of the Committee. The Committee shall select one of its members to act as Secretary and shall authorize one or more of its members to execute or deliver any instruments or to make any certificates in behalf of the Committee.

      5.3     Members of the Committee shall serve without special remuneration but shall be entitled to be reimbursed for reasonable expenses necessarily incurred in the performance of their duties as Committee members. They shall not be liable for any acts or omissions to act unless the same are due to their willful misconduct or gross negligence.

      5.4     Committee action may be taken by the concurrence, in assembled meeting or otherwise, of a simple majority of the full Committee, provided that all members have been fully informed and given opportunity to record their concurrence or disagreement. At any meeting of the Committee, a quorum for the transaction of any business shall consist of a simple majority of the full number of the Committee regardless of vacancies.

      5.5     The Secretary selected by the Committee shall keep full and accurate minutes of all meetings and records of the actions of the Committee, and these minutes and records shall be at all times open to inspection by the members of the Board of Directors. The Secretary shall annually transmit to the Board certified copies of the statements or schedules described in Sections 3.1 and 3.2 promptly upon completion thereof.

      5.6     The Plan is designed to comply with the requirements of Section 162 (m) of the Internal Revenue Code of 1986, as amended, with respect to “qualified performance-based compensation”

5

paid to Participants who are “covered employees,” each as defined in such Section 162(m), and shall be interpreted accordingly.

SECTION 6.

AMENDMENT, TERMINATION OR MODIFICATION OF THE PLAN

      6.1     The Plan may be amended from time to time or terminated by the stockholders of the Parent Company or by the Board of Directors; provided, however, that no amendment of the Plan shall be made without the approval of stockholders if such amendment would (i) change the method of calculation of the Fund, (ii) make less restrictive the existing restrictions on the distribution of the Fund contained in clauses (a) and (b) of Section 3.1, or (iii) increase to more than 50% the proportion of the Fund payable for any Plan Year to employees who are either employee-directors or principal officers of the Parent Company.

      6.2     In the event of a change in the Parent Company’s fiscal year, this Plan shall apply, with appropriate pro rata adjustments, to any intermediate period not consisting of twelve months, and shall then apply to each fiscal year following, and the term “Plan Year” shall under such circumstances be deemed to refer to the Parent Company’s fiscal year.

      6.3     No employee, Participant or group of employees or Participants shall have any right or vested interest in the continuation of this Plan at any time, nor, by being a Participant, have any right or vested interest in continuation of his employment or of his status as a Participant, or of his rate of compensation.

      6.4     No right or interest of any Participant under this Plan shall be subject to anticipation, assignment, pledge, or charge, in whole or in part, either directly or by operation of law or otherwise, including, but without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or any other manner, but excluding devolution by death or mental incompetency, and any attempt to anticipate, assign, pledge or charge any such right or interest shall be void and no right or interest of any Participant under this Plan shall be liable for, or subject to, any obligation or liability or tort of such Participant. If any Participant shall attempt to anticipate, assign, pledge or charge (except as specifically provided herein) any of his rights or interests hereunder or if such rights or interests shall be subjected to execution, levy, garnishment, attachment, pledge or bankruptcy, then such rights or interests shall, in the discretion of the Committee, cease and terminate and in that event the Committee may hold or apply the same or any part thereof to or for the benefit of such Participant or his estate in such manner and in such proportion as the Committee may think proper.

6

APPENDIX II

UST INC.

AMENDED AND RESTATED

STOCK INCENTIVE PLAN

1.     Purpose.

UST Inc. (the “Company”) adopted the UST Inc. 2001 Stock Option Plan effective as of May 1, 2001, and has adopted this amendment and restatement effective as of February 20, 2003, subject to approval by stockholders at the annual stockholders’ meeting held on May 6, 2003 (the “Effective Date”). The name of the plan as amended and restated shall be the UST Inc. Amended and Restated Stock Incentive Plan (the “Plan”). The purposes of the Plan are to further the long-term growth in earnings of the Company by providing incentives to those employees of the Company and its Subsidiaries (as defined below) who are or will be responsible for such growth; to facilitate the ownership of Company stock by such employees, thereby increasing the identity of their interest with those of the Company’s stockholders; and to assist the Company in attracting and retaining employees with experience and ability.

2.	Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Award” shall mean any Option, SAR, Restricted Stock Award, Performance Stock Award, Stock Unit Award or Other Stock-Based Award granted under the Plan.

(b)	“Board” shall mean the Board of Directors of UST Inc.

(c)	“Cause” shall mean (i) a Competitive Act; (ii) the willful and continued failure by a Grantee to substantially perform his job duties (other than any such failure resulting from the Grantee’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Grantee has not substantially performed his duties; or (iii) Willful Misconduct.

(d)	A “Change in Control” shall be deemed to occur upon the occurrence of any of the following events:

(i)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any person who on the date hereof is a director or officer of the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of this definition) whose election

1

by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iii)	consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more then 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(e)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)	“Committee” shall mean the Compensation Committee of the Board or any successor committee.

(g)	“Common Stock” shall mean the common stock of the Company, par value $.50 per share.

(h)	“Company” shall mean UST Inc., a Delaware corporation, including any successor thereto.

(i)	“Competitive Act” shall mean, prior to the expiration of an Employee and Secrecy Agreement or any agreement containing noncompetition provisions between a Grantee and the Company, the violation of either such agreement.

(j)	“Effective Date” shall mean May 6, 2003, the date of the Company’s annual meeting of stockholders or any adjournment thereof.

(k)	“Employee” shall mean any employee of the Company or a Subsidiary or an affiliate (whether or not incorporated) of the Company.

(l)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)	“Fair Market Value” shall mean the average of the high and low sales prices per share of Common Stock as reported on the New York Stock Exchange Composite Tape for such date, or, if there was no trading of Common Stock on such date, for the next preceding date on which there was such trading.

(n)	“Grantee” shall mean an Employee who has been granted an Award under the Plan.

(o)	“Incentive Stock Option” shall mean an Option intended to qualify as an “incentive stock option” under Section 422 of the Code.

(p)	“Nonstatutory Stock Option” shall mean an Option not intended to be an Incentive Stock Option.

(q)	“Option” shall mean an Incentive Stock Option or a Nonstatutory Stock Option.

2

(r)	“Other Stock-Based Awards” shall have the meaning set forth in Section 7(a) of the Plan.

(s)	“Performance Goal” shall mean one or more of the following pre-established criteria, determined in accordance with generally accepted accounting principles, where applicable: (1) net earnings; (2) earnings per share; (3) net sales growth; (4) net income (before taxes); (5) net operating profit; (6) return measures (including, but not limited to, return on assets, capital, equity or sales); (7) cash flow (including, but not limited to, operating cash flow and free cash flow); (8) earnings before or after taxes, interest, depreciation, and/or amortization; (9) productivity ratios; (10) share price (including, but not limited to, growth measures and total stockholder return); (11) expense targets; (12) operating efficiency; (13) customer satisfaction; (14) working capital targets; (15) any combination of, or a specified increase in, any of the foregoing; (16) the achievement of certain target levels of discovery and/or development of products; and (17) the formation of joint ventures, or the completion of other corporate transactions. Without limiting the generality of the foregoing, the Committee shall have the authority to make equitable adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Corporation, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(t)	“Performance Stock Award” shall mean a right granted under Section 7 of the Plan to receive shares of Common Stock or its cash equivalent which is contingent on the achievement of specified Performance Goals or other objectives during a specified performance period determined by the Committee.

(u)	“Permitted Transferee” means (i) a trust for the benefit of a Grantee, (ii) a partnership in which a Grantee is the general partner and immediate family members (any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships of the Grantee) are the only additional partners or (iii) immediate family members of the Grantee.

(v)	“Plan” shall mean the UST Inc. Amended and Restated Stock Incentive Plan.

(w)	“Restricted Stock Award” shall mean an Award consisting of shares of Common Stock granted under Section 7 of the Plan that are subject to certain restrictions determined by the Committee, which may include the achievement of specified Performance Goals.

(x)	“SAR” shall mean a stock appreciation right that is granted pursuant to Section 6 of the Plan.

(y)	“Stock Unit Award” shall mean a right granted under Section 7 of the Plan to receive shares of Common Stock or its cash equivalent in the future, contingent upon the satisfaction of conditions established by the Committee, which may include the achievement of specified Performance Goals.

(z)	“Subsidiary” shall mean any company of which the Company owns, directly or indirectly, fifty percent (50%) or more of the stock.

3

(aa)	“Tandem SAR” shall mean an SAR that is related to an Option.

(bb)	“Willful Misconduct” shall mean the willful engaging by an individual in misconduct that is materially injurious to the Company, monetarily or otherwise.

3.     Administration.

(a)	The Plan shall be administered and interpreted by the Committee, as designated by the Board, of not less than two members as appointed from time to time by the Board. Each member of the Committee shall be a member of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of members who are “nonemployee directors” within the meaning of Rule 16b-3, as from time to time amended, promulgated under Section 16 of the Exchange Act, and who are “outside directors” within the meaning of Section 162(m) of the Code. The Committee may delegate its authority to make grants under the Plan, subject to conditions determined by the Committee, to such person(s) as the Committee shall determine, provided that in no event shall the Committee delegate the authority to make or approve Awards to Employees who are officers of the Company. Notwithstanding the generality of the foregoing, neither the Committee nor its delegate shall have the authority to reprice (or cancel and regrant) any Option or SAR at a lower exercise price without first obtaining the approval of the Company’s stockholders. The Committee shall have full authority to establish guidelines for the administration of the Plan and to make any other determination it deems necessary to administer the Plan, which determinations shall be binding and conclusive on all parties.

(b)	Subject to the express provisions of the Plan, the Committee shall have the authority to determine the persons to whom Awards shall be made, the timing of Awards, the number of shares of Common Stock to be made subject to each Award, the exercise price of Options and SARs, the exercisability of Options and SARs, and such other terms and conditions with respect to any Award, not inconsistent with the Plan, as the Committee shall deem appropriate. The terms of Awards need not be consistent with one another.

4.     Eligibility.

Any Employee who is determined by the Committee to be making or to be expected to make a contribution to the success of the Company shall be eligible to receive Awards under the Plan.

5.     Stock.

(a)	Authorized Shares. A maximum of 6,000,000 shares of Common Stock shall be reserved for issuance in accordance with the terms of the Plan. Such reserved shares may be authorized but unissued shares or any issued shares which have been acquired by the Company and are held in its treasury, as the Board may from time to time determine.

(b)	Plan and Individual Limits. No Employee may be granted Options covering more than 250,000 shares of Common Stock during any fiscal year of the Company. No Employee may be granted an Award under Section 7 of the Plan covering more than 100,000 shares of Common Stock during any fiscal year of the Company. During the term of the Plan, the aggregate number of shares of Common Stock that may be made subject to Awards other than Options shall not exceed 1,000,000.

(c)	Adjustments. If any change in the outstanding shares of Common Stock occurs or takes effect on or after May 1, 2001, through declaration of stock or other dividends or

4

distributions with respect to such shares, through restructuring, recapitalization or other similar event or through stock splits, change in par value, combination or exchange of shares, or the like, then the number and kind of shares reserved for Awards, the individual and Plan limits set forth in Section 5(b), the number and kind of shares subject to outstanding Awards and the exercise, base or purchase price, as appropriate, of such shares shall be equitably adjusted as necessary to reflect such change; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

(d)	Reuse of Shares. If an Award granted under the Plan is forfeited, expires, lapses or for any other reason ceases to be vested or exercisable in whole or in part, the shares which were subject to any such Award, but as to which the Award ceases to be vested or exercisable, shall again be available for the purposes of this Plan; provided, however, that to the extent any Award is cancelled pursuant to the provisions of Section 9 of the Plan, the shares subject to such Award shall no longer be available for the purposes of the Plan.

6.	Options and Stock Appreciation Rights (SARs). The Committee may grant Options and SARs as follows:

(a)	General. The terms and conditions applicable to any Option or SAR granted under the Plan shall be determined by the Committee in its discretion; provided, that the exercise price per share for each Option and SAR granted shall not be less than the Fair Market Value of the shares on the date the Option or SAR is granted. No shares subject to an Option or an SAR that is payable in shares of Common Stock shall be issued or transferred to a Grantee until such Option or SAR is exercised in accordance with its terms and, in the case of an Option, such shares have been purchased, and a Grantee shall have none of the rights of a stockholder with respect to such shares until the certificates therefor are registered in the name of such Grantee upon exercise of the Option or SAR. Options and SARs shall be exercised by a Grantee in accordance with the methods approved by the Committee.

(b)	Options. With respect to any grant of an Option, the Option agreement entered into by the Grantee shall identify the grant as an Incentive Stock Option or a Nonstatutory Stock Option. Incentive Stock Options shall be subject to such additional terms and conditions as are necessary to preserve their status as Incentive Stock Options. To the extent that an Option intended to be an Incentive Stock Option does not comply with the applicable rules of the Code, it shall be treated as a Nonstatutory Stock Option. The exercise of an Option, or the cancellation, termination or expiration of an Option (other than pursuant to Section 6(c) upon exercise of a Tandem SAR), with respect to a number of shares of Common Stock shall cause the automatic and immediate cancellation of any related Tandem SARs to the extent of the number of shares of Common Stock subject to such Option which is so exercised, cancelled, terminated or expired.

(c)	SARs. The exercise of an SAR with respect to any number of shares of Common Stock shall entitle the Grantee to a payment, for each such share, equal to the excess of (i) the Fair Market Value of a share of Common Stock on the exercise date over (ii) the exercise price of the SAR. Such payment shall be made in the form of cash or shares of Common Stock, or a combination of cash and shares of Common Stock, in the discretion of the Committee, as soon as practicable after the effective date of such exercise. The exercise of a Tandem SAR with respect to a number of shares of Common Stock shall cause the

5

immediate and automatic cancellation of its related Option with respect to an equal number of shares.

7.	Stock-Based Awards Other Than Options and SARs.

(a)	The Committee may, in its discretion, grant shares of Restricted Stock, Performance Stock Awards or Stock Unit Awards subject to the terms of the Plan and the restrictions set forth in this Section 7. Other forms of Awards (“Other Stock-Based Awards”) valued in whole or in part by reference to, or otherwise based on, Common Stock (which may include, without limitation, restricted stock units) may be granted by the Committee either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be granted, the number of shares of Common Stock to be subject to such Awards and all other conditions of such Awards, including whether the vesting of such Awards may be based on the attainment of one or more Performance Goals.

(b)	Restrictions On Awards Other Than Options and SARs. An Award granted pursuant to this Section 7 shall be subject to such conditions, restrictions and contingencies as the Committee shall determine. If the Committee shall designate any Award granted under this Section 7 as an Award intended to qualify as “performance-based compensation”, within the meaning of Section 162(m) of the Code, such Award shall be designed and administered by the Committee so to qualify, including, but not limited, to conditioning the vesting and/or payment of such Award upon the achievement of one or more Performance Goals and certifying in writing that such conditions have been satisfied prior to the payment of, or vesting with respect to, such Award.

8.	Termination of Employment; Forfeiture. The terms and conditions applicable to Awards with respect to the termination for any reason of a Grantee’s employment or service with the Company and its Subsidiaries shall be determined by the Committee in its discretion and shall be set forth in the agreement evidencing such Award. Notwithstanding the generality of foregoing, any Award and/or the proceeds of any Award shall be forfeited, as follows:

If (x) the employment of the Grantee is terminated for Cause, or (y) after the Grantee’s termination of employment with the Company other than for Cause, the Company discovers the occurrence of an act or failure to act by the Grantee that would have enabled the Company to terminate the Grantee’s employment for Cause had the Company known of such act or failure to act at the time of its occurrence, or (z) subsequent to his termination of employment, the Grantee commits a Competitive Act and, in each case, if the act constituting Cause is a Competitive Act or Willful Misconduct and such Act is discovered by the Company within three years of its occurrence, then, unless otherwise determined by the Committee,

(a)	any and all outstanding Awards held by such Grantee as of the date of such termination or discovery (whether or not then vested) shall terminate and be forfeited; and

(b)	if the act constituting Cause is a Competitive Act or Willful Misconduct, the Grantee (or, in the event of the Grantee’s death following the commission of such act, his beneficiaries or estate) shall (i) to the extent such Award was paid in the form of shares of Common Stock, sell back to the Company all shares that are held, as of the date of such termination or discovery, by the Grantee (or, if applicable, his beneficiaries or estate) and that were

6

acquired upon the grant, exercise or vesting of any Award on or after the date which is 180 days prior to the Grantee’s termination of employment (the “Acquired Shares”), for a per share price equal to the price paid by the Grantee (or, if applicable his beneficiaries or estate) for such shares (or, if no consideration was paid for such shares, the shares shall be immediately returned to the Company for no consideration), (ii) to the extent Acquired Shares have previously been sold or otherwise disposed of by the Grantee (other than by reason of death) or, if applicable, by his beneficiaries or estate, repay to the Company the excess of the aggregate Fair Market Value of such Acquired Shares on the date of such sale or disposition over the aggregate price paid for such Acquired Shares and (iii) to the extent such Award was paid in the form of cash, repay to the Company the aggregate cash received by such Grantee (or, if applicable, his beneficiaries or estate) upon the exercise or vesting of any Award on or after the date which is 180 days prior to the Grantee’s termination of employment.

For purposes of clause (ii) of paragraph (b) above, (A) the amount of the repayment described therein shall not be affected by whether the Grantee or, if applicable, his beneficiaries or estate, actually received such Fair Market Value with respect to such sale or other disposition, and (B) repayment may, without limitation, be effected, at the discretion of the Company, by means of offset against any amount owed by the Company to the Grantee or, if applicable, his beneficiaries or estate.

  9.     Effect of Certain Changes.

(a)	Unless otherwise determined by the Committee at the time a grant is made, upon the occurrence of a Change in Control, (i) each outstanding Award that is subject to time-based vesting or payment conditions which has not theretofore become vested and/or exercisable according to its terms shall immediately become 100% vested and/or exercisable and (ii) in the case of each outstanding Award that is subject to performance-based vesting or payment conditions, such Award shall become immediately due and payable in respect of the aggregate value of such Awards (as determined pursuant to Section 9(b)(ii) below) for all then uncompleted performance periods, assuming the achievement at target level of the performance goals established with respect to such Awards.

(b)	Upon a Change in Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation) or other Change in Control described in clause (iii) of the definition of “Change in Control”, the Committee shall provide for the cancellation of all Awards outstanding as of the effective date of such Change in Control and, in exchange therefor, the Company shall make a cash payment under any such outstanding Award as follows:

(i)	In the case of outstanding Options or SARs, an amount per share equal to the excess of (A) in the case of a Nonstatutory Stock Option or any SAR, the Fair Market Value of a share of Common Stock on the date during the prior 60-day period that produces the highest Fair Market Value, or (B) in the case of an Incentive Stock Option, the Fair Market Value of a share of Common Stock on the effective date of the transaction, over the per share exercise price of such Option or SAR.

(ii)	In the case of any other Award, an amount equal to the Fair Market Value of a share of Common Stock on the date during the prior 60-day period that produces the

7

highest Fair Market Value, multiplied by the number of shares of Common Stock subject to such Award; provided, however, that for purposes of this Section 9(b)(ii), the amount of the payment in respect of each outstanding Award that is subject to performance-based vesting or payment conditions shall be calculated by multiplying (x) the number of shares of Common Stock the Grantee would have received at the end of all relevant performance periods assuming the achievement at target level of the performance goals established for such Award by (y) the Fair Market Value of a share of Common Stock on the date during the prior 60-day period that produces the highest Fair Market Value.

10.     Transferability of Awards.

No Award shall be transferable other than by will or the laws of descent and distribution, and each Option and SAR shall be exercisable during the Grantee’s lifetime only by the Grantee or by the Grantee’s guardian or legal representative. Notwithstanding the foregoing, during the Grantee’s lifetime, the Committee may, in its sole discretion, permit the transfer of certain Awards by a Grantee to a Permitted Transferee, subject to any conditions that the Committee may prescribe, provided that no such transfer by any Grantee may be made in exchange for consideration. In the event that the transfer of an Option is approved by the Committee, the Permitted Transferee shall be required to pay the exercise price of such Option in cash.

11.     Laws and Regulations.

No shares of Common Stock shall be issued under this Plan unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of shares to any Employee hereunder on such Employee’s undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation. The provisions of this Plan shall be interpreted so as to comply with the conditions and requirements of Rule 16b-3 under the Exchange Act, and, if the Award is an Incentive Stock Option, with Sections 422 and 425 of the Code, unless the Committee determines otherwise.

12.     Withholding.

The Company or a Subsidiary shall have the right to deduct from all Awards hereunder paid in cash any federal, state or local taxes required by law to be withheld with respect to such cash awards. Unless otherwise specified by the Committee in the Award agreement, in the case of Common Stock issued upon the vesting or exercise of an Award payable in shares (whether by the Grantee or a Permitted Transferee) or in the case of any other applicable tax withholding requirement, the Grantee subject to tax shall be required to pay to the Company or a Subsidiary the amount of any such taxes which the Company or a Subsidiary is required to withhold with respect to such stock. The Committee may provide, in the Award agreement or otherwise, that in the event that a Grantee is required to pay to the Company any amount to be withheld in connection with the vesting or exercise of an Award that is payable in shares of Common Stock, the Grantee may satisfy such obligation (in whole or in part) by electing to have the Company withhold a portion of the shares to be received upon the vesting or exercise of the Award equal in value to the minimum amount required to be withheld. The value of the shares to be withheld shall be their Fair Market Value on the date that the amount of tax to be

8

withheld is determined. Any election by a Grantee to have shares withheld under this Section 12 shall be subject to such terms and conditions as the Committee may specify.

13.	Amendment or Termination of the Plan.

The Board may at any time, and from time to time, terminate, modify, amend or interpret the Plan in any respect; provided, however, that unless otherwise determined by the Board, an amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) or any other law, regulation or stock exchange requirement shall not be effective unless approved by the requisite vote of stockholders.

The termination or any modification or amendment of the Plan shall not, without the consent of a Grantee, adversely affect his rights under an Award previously granted to him.

14.	Miscellaneous.

(a) Governing Law; Interpretation. The Plan and Award agreements issued under the Plan shall be construed, administered, and governed in all respects under the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

(b) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Grantee or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provisions shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provisions shall be stricken as to such jurisdiction, Grantee or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(c) No Right to Employment. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ or service of the Company or any of its affiliates. Further, the Company or any of its affiliates may at any time dismiss a Grantee from employment or service, free from any liability or any clam under the Plan, unless otherwise expressly provided in the Plan or in any Award agreement.

15.	Term of the Plan.

The UST Inc. 2001 Stock Option Plan was originally established effective as of May 1, 2001, and has been amended and restated, effective as of the Effective Date, as the Amended and Restated Stock Incentive Plan, subject to obtaining the approval of the Company’s stockholders. No Award shall be granted pursuant to this Plan later than April 30, 2011, but Awards theretofore granted may extend beyond that date in accordance with their terms.

9

890-ps-2003

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

UST

ANNUAL MEETING OF STOCKHOLDERS — MAY 6, 2003

     The undersigned hereby appoints DEBRA A. BAKER and RICHARD H. VERHEIJ, or either of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 6th day of May 2003, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5 and 6.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

UST

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

•	CONSIDER RECEIVING FUTURE UST INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future UST Inc. Annual Report and Proxy materials in electronic form rather than in printed form. While we have not fully implemented electronic distribution of stockholder communications, your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet, just click the box to give your consent and thereby save UST Inc. the future costs of producing, distributing and mailing these materials.

Accessing UST Inc. Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access UST Inc. Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/ust		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone,
please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

If no direction is given, this proxy card will be voted FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5 and 6.

					FOR	AGAINST	ABSTAIN
	The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.		2.	Approve the Amended & Restated UST Inc. Incentive Compensation Plan.	☐	☐	☐
1.	Election of Directors.
	Nominees: (01) E. H. DeHority, Jr., (02) P. Diaz Dennis (03) P. J. Neff		3.	Approve the Amended & Restated UST Inc. 2001 Stock Option Plan.	☐	☐	☐

	FOR ALL NOMINEES ☐	WITHHELD FROM ALL ☐ NOMINEES	4.	To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 2003.	☐	☐	☐
	For all nominees except vote withheld from the following:
	☐

The Board of Directors recommends
a vote AGAINST the following stockholder
proposals 5 and 6.

	FOR	AGAINST	ABSTAIN
5. Stockholder Proposal.	☐	☐	☐

6. Stockholder Proposal.	☐	☐	☐

And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature:	Date:	Signature:	Date:

EMPLOYEES’ SAVINGS PLAN

As a participating employee in the UST Inc. Employees’ Savings Plan, you are entitled to give American Express Trust Company, the Trustee under the Plan, voting instructions on the instruction card attached below if you wish to vote the shares of the Company’s common stock held on your behalf in the Savings Plan at the Annual Meeting of Stockholders to be held on May 6, 2003. If you do not elect to vote, the shares reflected on this Instruction Card will be voted by the Trustee in the same proportion as shares as to which voting instructions have been received. Your instructions to the Trustee will be confidential. A Notice of the 2003 Annual Meeting and Proxy Statement and a 2002 Annual Report are enclosed.

Please complete, sign and date the instruction card below and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date and return any other proxy cards that you receive in the separate envelopes provided.

DETACH HERE IF YOU ARE RETURNING YOUR INSTRUCTION CARD BY MAIL	ZUSS12

UST

ANNUAL MEETING OF STOCKHOLDERS — MAY 6, 2003
EMPLOYEES’ SAVINGS PLAN

     The undersigned hereby directs American Express Trust Company as Trustee of the UST Inc. Employees’ Savings Plan to vote in person or by proxy all shares of Common Stock of UST Inc. allocated to the undersigned’s account at the Annual Meeting of Stockholders to be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 6th day of May 2003, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

     This instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made on your signed Instruction Card, it will be voted FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5 and 6.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

UST

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

•	CONSIDER RECEIVING FUTURE UST INC. PROXY MATERIALS VIA THE INTERNET!

Consider receiving future UST Inc. Annual Report and Proxy materials in electronic form rather than in printed form. While we have not fully implemented electronic distribution of stockholder communications, your advance consent will assist us in preparing materials for electronic distribution. While voting via the Internet, just click the box to give your consent and thereby save UST Inc. the future costs of producing, distributing and mailing these materials.

Accessing UST Inc. Annual Report and Proxy materials via the Internet may result in charges to you from your Internet service provider and/or telephone companies. If you do not consent to access UST Inc. Annual Report and Proxy materials via the Internet, you will continue to receive them in the mail.

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/ust		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone,
please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR INSTRUCTION CARD BY MAIL	ZUSS11

☒	Please mark votes as in this example.

If no direction is given, this instruction card will be voted FOR Proposals 1, 2, 3 and 4 and AGAINST Proposals 5 and 6.

					FOR	AGAINST	ABSTAIN
	The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.		2.	Approve the Amended & Restated UST Inc. Incentive Compensation Plan.	☐	☐	☐
1.	Election of Directors.
	Nominees: (01) E. H. DeHority, Jr., (02) P. Diaz Dennis (03) P. J. Neff		3.	Approve the Amended & Restated UST Inc. 2001 Stock Option Plan.	☐	☐	☐

	FOR ALL NOMINEES ☐	WITHHELD FROM ALL ☐ NOMINEES	4.	To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 2003.	☐	☐	☐
	For all nominees except vote withheld from the following:
	☐

The Board of Directors recommends
a vote AGAINST the following stockholder
proposals 5 and 6.

	FOR	AGAINST	ABSTAIN
5. Stockholder Proposal.	☐	☐	☐

6. Stockholder Proposal.	☐	☐	☐

And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated.

Signature:	Date: